UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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ATMEL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Atmel Stockholders:

We cordially invite you to our 2015 Annual Meeting of Stockholders, which will be held on Thursday, May 21, 2015 at 2:00 p.m., local time, at our headquarters located at 1600 Technology Drive, San Jose, California 95110.

Details regarding our Annual Meeting and the business to be conducted are described in the Proxy Statement accompanying this notice and in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you will receive in the mail. The Notice contains instructions on how you can access our proxy materials over the Internet and on your voting options for our Annual Meeting. In addition, both our Proxy Statement and our 2014 Annual Report are available online at materials.proxyvote.com/ATMEL/PRXYMAT/2015. If you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice.

Your vote is very important to us. Regardless of whether you plan to attend our Annual Meeting in person, please vote as soon as possible. You may vote over the Internet, by telephone, or, if you request and receive paper copies of our proxy materials, by mailing the included proxy or voting instruction form. You may also vote in person at the Annual Meeting and any vote you cast at the Annual Meeting will supersede any previous votes you have submitted. Please carefully review the instructions on your voting options, which are described in the “Voting” section of the accompanying Proxy Statement as well as in the Notice. Only stockholders of record at the close of business on March 26, 2015 may vote at the Annual Meeting and at any postponements or adjournments of the meeting.

We look forward to seeing you at our Annual Meeting and thank you for your continued support of, and interest in, Atmel.

Sincerely,

Steven Laub
President and Chief Executive Officer

San Jose, California
April 3, 2015

ATMEL CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 21, 2015

Time:	2:00 p.m., local time

Place:	1600 Technology Drive, San Jose, California 95110

Items of Business:	1. Elect Directors. To elect the seven (7) directors listed in the accompanying Proxy Statement to serve until our next Annual Meeting and their successors are duly elected.

2. Ratify Auditors. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3. Say on Pay. To hold a non-binding, advisory vote to approve the compensation paid to our named executive officers (“Say on Pay”).

4. Other Business. To consider such other business as may properly come before the meeting or any postponements or adjournments thereof.

Record Date:	Only Atmel stockholders of record at the close of business on March 26, 2015 may vote at the Annual Meeting or at any postponements or adjournments of the meeting.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Voting:	Your vote is very important to us. Regardless of whether you plan to attend our Annual Meeting in person, please vote as soon as possible. Specific instructions on how to vote your shares are included in the “Voting” section of the accompanying Proxy Statement on page 8, in the Notice of Internet Availability of Proxy Materials you will receive by mail, or, if you requested to receive paper copies of our proxy materials, in the proxy card enclosed with those proxy materials.

FOR THE BOARD OF DIRECTORS

Steven Laub President and Chief Executive Officer

This Notice of Annual Meeting of Stockholders is being distributed and made available on or about April 3, 2015

Our Proxy Statement and 2014 Annual Report are available online at materials.proxyvote.com/ATMEL/PRXYMAT/2015

ATMEL CORPORATION

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY SUMMARY

This summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are provided to help you find further information. For ease of reading, in these materials “Atmel,” “we,” “us,” or the “Company” refers to Atmel Corporation, “Board” refers to our Board of Directors, “Committee” refers to the Compensation Committee of our Board, “NEO” refers to our named executive officers and “CEO” refers to our Chief Executive Officer.

2015 Annual Meeting of Stockholders

Date:	Thursday, May 21, 2015
Time:	2:00 p.m., local time
Place:	Atmel’s headquarters – 1600 Technology Drive, San Jose, California 95110

Eligibility to Vote

You can vote if you were a stockholder of record at the close of business on March 26, 2015.

How to Cast Your Vote (page 8)

If you are a stockholder of record, you can vote by any of the following methods:

Internet:	Go to materials.proxyvote.com/ATMEL/PRXYMAT/2015 until 11:59 p.m. Eastern Daylight Time on May 20, 2015.
Telephone:	If you requested printed materials, call the toll-free number listed on your proxy card until 11:59 p.m. Eastern Daylight Time on May 20, 2015.
Mail:	If you requested printed materials, complete, sign and return your proxy or voting instruction card by May 20, 2015.
In Person:	You may vote your shares at the Annual Meeting. If your shares are held in the name of a broker, nominee or other intermediary, you must obtain a proxy, executed in your favor, to bring to the Annual Meeting. If you vote in person at the Annual Meeting, your vote will supersede any previous vote you cast by Internet, telephone or mail.

Voting Matters (page 8)

	Board Vote Recommendation	Page Reference (for more detail)
1. Election of Directors	FOR each Director Nominee	17
2. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	21
3. Advisory Vote to Approve Executive Compensation (“Say on Pay”)	FOR	23

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Board Nominees (page 17)

						Committee Memberships
Name of Nominee	Age	Director Since	Positions with Atmel	Independent	Other U.S. Public Company Boards	AC	CC	GN
Steven Laub	56	2006	President and Chief Executive Officer and Director	No	0
Tsung-Ching Wu	64	1985	Executive Vice President, Office of the President and Director	No	0
David Sugishita	67	2004	Director and Non-executive Chairman of the Board	Yes	1	C, F	M	M
Papken Der Torossian	76	2007	Director	Yes	1		M	M
Jack L. Saltich	71	2007	Director	Yes	1	M	C
Charles Carinalli	66	2008	Director	Yes	2	M	M
Dr. Edward Ross	73	2008	Director	Yes	1			C

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
GN	Corporate Governance and Nominating Committee	F	Financial expert

Alignment with Stockholders

We have implemented pay for performance, corporate governance and compensation practices and philosophies that we believe effectively align the interests of our management with our stockholders:

Pay for Performance and Variable Compensation

We do not guarantee bonuses for our executives.

We significantly modified the allocation of time-based restricted stock unit (“RSU”) and performance-based restricted stock unit (“PRSU”) grants to our executives in 2014. In 2014, we shifted 65% of our CEO’s equity compensation to PRSUs that vest only if corporate and individual performance metrics are achieved. That compares to 2013, when 33.7% of our CEO’s equity compensation was granted in the form of PRSUs. As a result of the shift in our CEO’s equity compensation to PRSUs, the grant date value of our CEO’s time-based RSU grant was reduced from approximately $3.4 million in 2013 to approximately $1.8 million in 2014, reflecting a reduction, based on grant date values, of approximately $1.6 million.

For 2014, 89.5% of total target compensation for our CEO was variable, of which 72.8% was equity-based (and more than a majority of that took the form of PRSUs).

For 2014, 82.5% of total target compensation for our NEOs (other than our CEO) was variable, of which 66.8% was equity-based.

Our CEO did not receive a base salary increase in 2014. He has not received a base salary increase since 2008, which is consistent with our general philosophical shift toward more variable-based compensation.

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Pay for Performance and Variable Compensation

Our 2014 long-term performance-based incentive plan (the “2014 Plan”) focused on the Company’s 2014 quarterly non-GAAP gross margin. For purposes of the 2014 Plan, “threshold,” “target” and “maximum” non-GAAP gross margin achievement levels were set at 46%, 49% and 54%, respectively. While our 2014 fourth quarter non-GAAP gross margin met the specified “target,” as we publicly reported, our Compensation Committee reduced corporate level non-GAAP gross margin for purposes of calculating achievement under the 2014 Plan. Based on those adjustments, corporate level achievement under our 2014 Plan was deemed equal to 78% of the “target” level and 26% of the maximum level (however, based on the performance of his business units, which accounted for 75% of his award, one NEO exceeded his overall target level performance metric). As a result, our NEOs, including our CEO, forfeited approximately 850,000 PRSUs under the 2014 Plan.

Following its review of our corporate performance, the Compensation Committee exercised negative discretion to reduce the actual, overall corporate level achievement under our 2014 Executive Incentive Plan from 95.7% to 84.1%. After further adjustment for individual and business unit performance, variable cash incentive bonuses for our NEOs in 2014 were paid out between 80% and 103% of individual targets.

For 2015, we designed and adopted a new long-term performance-based incentive plan (the “2015 Plan”) under which PRSUs will be earned based on our non-GAAP earnings per share growth rate from 2014 to 2015 compared to the adjusted earnings per share growth rate for companies included within the Philadelphia Semiconductor Sector IndexSM (SOXSM). Our Committee believes that relative earnings per share growth rates are important to evaluating the performance of the Company and its management and to enhancing long-term stockholder value.

Except for our CEO, with whom we have an employment agreement, we generally do not enter into individual executive compensation agreements.

We generally do not provide perquisites to our executives.

Our executives do not receive tax gross-ups on compensation.

We utilize an independent compensation consultant to help assess our compensation arrangements.

Corporate Governance

All of our directors are elected annually and tender their resignations at every annual meeting pending their re-election by majority vote.

Directors whose primary employment changes materially following the most recent annual meeting at which they were elected to the Board are required to offer to resign from our Board, subject to the Board’s acceptance of that resignation.

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Corporate Governance

Five of our seven directors are independent and meet regularly in executive session without management present.

The roles of CEO and Chairman are separate.

Only independent directors serve as board committee members.

We hold an annual “Say on Pay” advisory vote to solicit the views of our stockholders regarding NEO compensation.

During 2014, we engaged in stockholder outreach with significant stockholders to solicit their views on a variety of corporate governance matters; we intend to continue these outreach efforts.

Our directors and executives are prohibited from engaging in short sale or hedging transactions and from pledging equity as collateral for loans.

We maintain equity ownership guidelines for our directors and, in early 2014, we adopted equity ownership guidelines for our senior officers.

In early 2014, we adopted a “claw-back” policy under which the Company may, as specified in the policy, seek reimbursement of cash incentive payments made to covered officers.

We do not have multiple classes of stock.

For more information on our Executive Compensation, please see “Compensation Discussion and Analysis” starting on page 24.

Executive Compensation – Paying For Performance

Consistent with our pay-for-performance philosophy, the primary elements of compensation for our executives include: base salary; annual cash incentive bonus linked to performance; and long-term equity incentives. Of these elements, only base salary is fixed, with the remaining compensation elements dependent on individual and corporate performance and the market price for our common stock. The market price for our common stock may vary from the time at which equity is granted to our executives to the time at which that equity vests and, subject to the equity ownership guidelines discussed below, our executives are entitled to sell the underlying shares of common stock.

In 2014, our Committee substantially changed the allocation of time-based RSUs and PRSUs that it granted to our CEO. In 2013, our CEO received 66.3% of his equity-based compensation in the form of time-based RSUs and 33.7% in the form of PRSUs. In 2014, our Committee changed those equity allocations, awarding 65% of our CEO’s equity-based compensation in the form of PRSUs and just 35% in the form of time-based RSUs. That represented a shift of approximately 31.3% from time-based RSUs to PRSUs. Our Committee also changed the equity-based compensation allocations, between time-based RSUs and PRSUs, generally made to other senior executives and managers throughout the Company in a manner, and in a proportion, that sought to reflect their ability directly to influence performance metrics, such as revenue or gross margin, underlying PRSUs.

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2015 Performance Plan. PRSUs granted in 2014 fall under our “2015 Long-Term Performance-Based Incentive Plan,” which is focused on our non-GAAP earnings per share growth rate from 2014 to 2015 compared to the adjusted earnings per share growth rate for companies included within the Philadelphia Semiconductor Sector IndexSM (SOXSM), as described in more detail below.

2014 Performance Plan. PRSUs granted in 2013 fell under our “2014 Long-Term Performance-Based Incentive Plan (the “2014 Plan”),” which was focused on our 2014 quarterly non-GAAP gross margin. For purposes of the 2014 Plan, “threshold,” “target” and “maximum” non-GAAP gross margin achievement levels were set at 46%, 49% and 54%, respectively. While our 2014 fourth quarter non-GAAP gross margin met the specified “target,” as we publicly reported, our Committee reduced corporate level non-GAAP gross margin for purposes of calculating participant achievement under the 2014 Plan. Based on those adjustments, corporate level achievement under the 2014 Plan was deemed equal to 78% of the “target” level and only 26% of the maximum level (however, based on the performance of his business units, which accounted for 75% of his award, one NEO exceeded his overall target level performance metric). As a result, our NEOs forfeited approximately 850,000 PRSUs under the 2014 Plan. Vesting of the earned PRSUs will occur through the end of 2016.

2014 Executive Incentive Plan. Following its review of our corporate performance, the Compensation Committee exercised negative discretion to reduce the actual, overall corporate level achievement under our 2014 Executive Incentive Plan from 95.7% to 84.1%. That level of corporate level performance was further adjusted, as applicable, to reflect individual performance and, for those executives responsible for business units, the performance achievement for their respective business units. As a result, cash incentive bonuses for our NEOs under our 2014 Executive Incentive Plan were paid out between 80% and 103% of individual targets.

Corporate Governance Practices Adopted in 2014

We review our corporate governance and compensation policies on an annual basis, and we undertake regular discussions about those policies with our significant stockholders. As a result of these efforts, we adopted the following policies in 2014.

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Equity Ownership Guidelines. In 2014, we adopted equity ownership guidelines for our senior officers (members of our Board were already subject to equity ownership guidelines as described under “Compensation of Directors – Standard Director Compensation Arrangements”). These guidelines require our senior officers to accumulate equity under the terms of the guidelines, within five years of the later of March 14, 2014 or the commencement by that person of a position set forth below, as follows:

Position	Multiple of Base Salary (as of December 31 of immediately prior calendar year)
Chief Executive Officer	5x
Executive Vice President	2x
Senior Vice President	1x

“Claw-back” Policy. In early 2014, we adopted a “claw-back” policy under which the Company may generally seek reimbursement of cash incentive payments made to covered officers that were based on achieving certain financial results, if the covered officer intentionally and knowingly engaged in fraudulent misconduct that gave rise to, and caused the need for, a substantial and material restatement of our financial results for the period resulting in the cash incentive payment, and if a lower cash incentive payment would have been made to the covered officer based upon those restated financial results.

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INFORMATION CONCERNING SOLICITATION AND VOTING

General

These proxy materials are furnished to holders of Atmel common stock in connection with the solicitation of proxies by our Board for our 2015 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at our corporate headquarters on Thursday, May 21, 2015, at 2:00 p.m., local time (including any adjournments or postponements thereof), for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. Our headquarters are located at 1600 Technology Drive, San Jose, California 95110. Our telephone number at that location is (408) 441-0311. Our internet address is www.atmel.com. The information posted on our website is not incorporated into this Proxy Statement.

This Proxy Statement and our Annual Report for the year ended December 31, 2014 were first furnished on or about April 3, 2015 to all stockholders entitled to vote at the meeting.

Notice of Internet Availability of Proxy Materials

In accordance with the “notice and access” rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our Proxy Statement, proxy card and Annual Report for the year ended December 31, 2014 (collectively, the “Proxy Materials”) to stockholders entitled to vote at the Annual Meeting, we are furnishing the Proxy Materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the Proxy Materials. Instead, the Notice will instruct you as to how you may access and review the Proxy Materials and submit your vote via the Internet. In addition, you can access our Proxy Materials at materials.proxyvote.com/ATMEL/PRXYMAT/2015. If you would like to receive a printed copy of the Proxy Materials, please follow the instructions for requesting such materials included in the Notice.

Record Date and Voting Securities

Only holders of record of our common stock at the close of business on March 26, 2015 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the meeting. Stockholders are entitled to cast one vote for each share of common stock held as of the Record Date on all matters properly submitted for voting. At the Record Date, 417,377,756 shares of our common stock were issued and outstanding and no shares of our preferred stock were outstanding.

Quorum

The presence of the holders of a majority of our shares of common stock entitled to vote generally at the Annual Meeting is necessary to constitute a quorum. Stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card or voted by telephone or over the Internet. Under the General Corporation Law of the State of Delaware, both abstaining votes and broker non-votes are considered present and entitled to vote and, therefore, are included for purposes of determining whether a quorum is present at the Annual Meeting. The table below sets forth the approval requirements for each proposal and the treatment of abstentions and broker non-votes on each proposal:

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Vote Required to Approve Proposals and Effect of Abstentions and Broker Non-Votes

Proposal Number	Item	Votes Required for Approval	Abstentions(1)	Broker Non-Votes (Uninstructed Shares)(2)
1	Election of Directors	Majority of shares cast(3)	Not voted	Not voted
2	Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of shares present or represented by proxy and entitled to vote	Has same effect as a vote against	Broker discretion to vote
3	Advisory Vote to Approve Executive Compensation (“Say on Pay”)	Majority of shares present or represented by proxy and entitled to vote	Has same effect as a vote against	Not voted

(1)	With respect to Proposals Two and Three, an abstention is deemed to be “entitled to vote” and, therefore, has the same effect as a vote against Proposals Two and Three.

(2)	A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the General Corporation Law of the State of Delaware, a broker “non-vote” is not deemed to be a “vote cast” and, therefore, will not affect the outcome of the election of directors. In addition, a broker “non-vote” is not considered “entitled to vote” and, therefore, is not included in the tabulation of the voting results for Proposals Two and Three.

(3)	Pursuant to our bylaws, abstentions are not considered to be “votes cast” for the election of directors.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote your shares “FOR” each proposal below, as follows:

Proposal	Board Vote Recommendation	Page Reference (for more detail)
1. Election of Directors	FOR each Director Nominee	17
2. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	21
3. Advisory Vote to Approve Executive Compensation (“Say on Pay”)	FOR	23

Voting

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated. If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted as recommended by the Board. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Stockholders of Record. If your shares are registered directly in your name with Atmel’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and a Notice will be mailed to you. If you are a stockholder of record, you may

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instruct the proxy holders to vote your shares by using the Internet voting site or toll-free telephone number listed on the Notice or the proxy card, or by completing, signing, dating and returning a proxy card. You may request a proxy card by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. Specific instructions for using the telephone and Internet voting systems are on the Notice and the proxy card. The Internet and telephone voting systems for stockholders of record will be available until 11:59 p.m. (Eastern Time) on May 20, 2015. The proxy holders will vote your shares in accordance with your instructions, unless you sign and return a proxy card without giving specific voting instructions, in which case your shares will be voted as recommended by our Board.

If you attend the Annual Meeting, you may also submit your vote in person. Any vote you cast at the Annual Meeting will supersede any previous votes that you submitted, whether by Internet, telephone or mail. If you plan to attend the Annual Meeting, please bring proof of identification for entrance to the Annual Meeting. You may obtain directions to our corporate headquarters in order to attend the Annual Meeting by calling (408) 441-0311.

Beneficial Owners. Many Atmel stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and a Notice will be forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares, and you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will indicate if Internet and telephone voting are available and, if they are available, will provide details regarding Internet and telephone voting. If you choose not to provide voting instructions to your broker or other custodian or vote in person with a “legal proxy,” your shares are referred to as “uninstructed shares” or “broker non-votes.” Generally, your broker or custodian does not have the discretion to vote uninstructed shares on your behalf, although there are some exceptions depending on the ballot item – see “Vote Required to Approve Proposals and Effect of Abstentions and Broker Non-Votes” above for more details.

Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Changing Vote; Revocability of Proxies

Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of Record. If you are a stockholder of record, you may change your vote (1) by delivering to us (Attention: Corporate Secretary, 1600 Technology Drive, San Jose, California 95110), prior to your shares being voted at the Annual Meeting, a later dated written notice of revocation or a duly executed proxy card, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record who has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid Internet or telephone vote.

Beneficial Owners. If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee, or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Expenses of Solicitation

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the Proxy Materials, the Notices, and any additional materials furnished to stockholders.

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Copies of Proxy Materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to those beneficial owners. In addition, we may reimburse the costs of forwarding Proxy Materials to those beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, email, facsimile, or personal solicitation by our directors, officers, or regular employees. No additional compensation will be paid for such services. We have engaged Innisfree M&A Incorporated to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. Our costs for such services will not be material.

Stockholder Proposals to Be Presented at Next Annual Meeting

Requirements for Stockholder Proposals to Be Considered for Inclusion in Atmel’s Proxy Materials. Stockholders interested in submitting a proper proposal for inclusion in the proxy materials for our next annual meeting may do so by submitting such proposal in writing to our offices located at 1600 Technology Drive, San Jose, California 95110, Attn: Corporate Secretary. To be eligible for inclusion, stockholder proposals must be received no later than December 5, 2015, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for Stockholder Business or Nominations to Be Brought Before Atmel’s Annual Meetings. Under our bylaws, we have an advance notice procedure for stockholders who wish to present certain proposals at one of our annual meetings of stockholders, including nominations of persons for election to the Board and stockholder proposals not otherwise included in our proxy statement.

Stockholder proposals, including the nomination of a person for election to the Board, may not be brought before an annual meeting unless, among other things: (1) the proposal contains all information specified in our bylaws, and (2) the proposal is received by us not less than 120 days before the one year anniversary of the date on which Atmel first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders, which will be December 5, 2015 for our 2016 annual meeting; provided, however, that in the event that we did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed more than 30 days from the one year anniversary of the date of the previous year’s meeting, then the deadline for receipt of notice by a stockholder is no later than the close of business on the later of: (1) 120 days prior to the meeting and (2) ten days after public announcement of the meeting date. A copy of the full text of these bylaw provisions may be obtained by writing to our Corporate Secretary at the address above.

Stockholders may also submit a recommendation (as opposed to a formal nomination) for a candidate for membership on our Board by following the procedures set forth below in “Corporate Governance – Director Candidates.”

Delivery of Proxy Materials to Stockholders

If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice or Proxy Materials unless we received contrary instructions from you. Stockholders may request to receive a separate copy of the Notice or Proxy Materials by writing to Atmel Corporation, 1600 Technology Drive, San Jose, California 95110, Attention: Corporate Secretary, or by calling (408) 441-0311 and we will deliver separate copies of the Notice and/or the Proxy Materials. Alternatively, stockholders who share an address and receive multiple copies of the Notice or Proxy Materials may request to receive a single copy by following the same instructions.

CORPORATE GOVERNANCE

Corporate Governance Overview

Atmel is committed to the highest standards of corporate ethics, diligent compliance with financial accounting and reporting rules and application of rigorous enterprise risk management

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practices. Our corporate governance practices and policies are designed to promote those ethics and principles, enhance stockholder value, and manage our enterprise risks effectively.

Our Board provides independent leadership through the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity. You can access information regarding our corporate governance practices on our website at http://ir.atmel.com/governance.cfm.

Our Board has adopted Corporate Governance Principles, which set forth the principles that guide the Board’s exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers, and set corporate strategy. Our Corporate Governance Principles provide that the Board shall fill the roles of Chairman and Chief Executive Officer in accordance with the best interests of Atmel. Our Corporate Governance Principles also require directors to offer to resign upon a material change in their employment, subject to the Board’s acceptance, and limit the number of public company boards on which our directors may serve. Our Board reviews these Corporate Governance Principles annually, adopting revisions, as appropriate. You can access our Corporate Governance Principles on our website at http://ir.atmel.com/governance.cfm.

Information about some of our key corporate governance practices and policies is set forth below:

Board Structure	Shareholder Rights

Majority of Independent Directors. Five out of seven of our directors are independent of Atmel and management.	No Staggered Board. All of our directors are elected annually.

Only Independent Directors Serve on Our Board Committees. All of the members of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent.	Stockholder Outreach. During 2014, we engaged directly with some of our significant stockholders to solicit their views on various corporate governance matters. We expect to continue that form of stockholder outreach in the future.

Split Chairman and CEO Roles. Our Chairman and CEO roles are separated; our Chairman is an independent director and not an employee.	Annual Stockholder Advisory Vote. Our Board has implemented an annual “Say on Pay” advisory vote to solicit the views of our stockholders regarding NEO compensation.

No Family Relationships. None of our directors has family relationships with other directors or with any of our executive officers.	Single Class of Shares. Our Company has only a single class of common stock issued and outstanding.

Written Governance Principles. Our Board has adopted, maintains, and makes available to investors, written corporate governance principles that are reviewed annually.	No Short Sales, Pledging or Hedging. Our directors and executives are prohibited from engaging in short sale or hedging transactions and from pledging equity as collateral for loans.

Mandatory Equity Ownership for Directors. Our directors are subject to, and currently satisfy, mandatory stock-ownership requirements under which they must maintain ownership levels equal to at least three times their annual cash retainer.

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Code of Ethics/Standards of Business Conduct

It is our policy to conduct our operations in compliance with all applicable laws and regulations, and to operate our business under the fundamental principles of honesty, integrity and ethical behavior. This policy is included in our Standards of Business Conduct, which is applicable to all of our directors, officers and employees, and which complies with the SEC’s requirements and with listing standards of the NASDAQ Stock Market LLC (“NASDAQ”). We review our Standards of Business Conduct annually.

Our Standards of Business Conduct are designed to promote honest and ethical conduct and compliance with all applicable laws, rules and regulations, and to deter wrongdoing. Our Standards of Business Conduct are also aimed at ensuring that information we provide to the public (including our filings with and submissions to the SEC) is accurate, complete, fair, relevant, timely and understandable. Our Standards of Business Conduct can be accessed on our website at http://ir.atmel.com/governance.cfm. We intend to disclose amendments to certain provisions of our Standards of Business Conduct, or waivers of such provisions granted to directors and executive officers, on our website in accordance with applicable SEC and NASDAQ requirements.

Independent Directors

The Board has determined that each of the following directors, constituting a majority of the Board, is “independent” within the meaning of the NASDAQ listing standards:

David Sugishita

Papken Der Torossian

Jack L. Saltich

Charles Carinalli

Dr. Edward Ross

The “independence” definition includes a series of objective tests, including that the director is not an employee of, and has not engaged in various types of business dealings with, Atmel. In addition, as further required by the NASDAQ listing standards, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment by that independent director in the carrying out of his responsibilities as a director.

Board Leadership Structure

Our Corporate Governance Principles require the Board to fill the Chairman of the Board and Chief Executive Officer positions in accordance with the best interests of Atmel. Atmel separates the positions of Chief Executive Officer and Chairman of the Board. Since August 2006, Mr. Sugishita, one of our independent directors, has served as our Non-executive Chairman of the Board. Our Corporate Governance Principles also provide that in the event the Chairman of the Board is not an independent director, the Board should elect a “Lead Independent Director.” The responsibilities of the Chairman of the Board include: setting the agenda for each Board meeting in consultation with the Chief Executive Officer; presiding at executive sessions; facilitating and conducting, with the Corporate Governance and Nominating Committee, the annual self-assessments by the Board and each standing committee of the Board, including periodic performance reviews of individual directors; and conducting, with the Compensation Committee, a formal evaluation of the Chief Executive Officer and other executive officers in the context of our annual compensation review.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for Atmel at this time and demonstrates our commitment to good corporate governance.

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In addition, as described in more detail below, our Board has three standing committees, each of which is comprised entirely of independent directors. Our Board delegates substantial responsibility to each Board committee, which reports their activities and actions back to the Board. We believe that our independent Board committees and their chairmen are an important aspect of our Board leadership structure.

Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our Board, our officers are responsible for the day-to-day management of the material risks Atmel faces. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in reviewing our business strategy and operating plans at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for Atmel. The Board regularly receives updates from management and outside advisors regarding risks Atmel faces, including litigation and operating risks.

In addition, our Board committees oversee aspects of risk management. Our Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, and internal investigations; our Compensation Committee oversees risks related to compensation policies and practices; and our Corporate Governance and Nominating Committee oversees governance-related risks, such as Board independence and conflicts of interest, as well as management and director succession planning. Our Board committees report their findings to the Board.

Senior management attends Board and Board committee meetings as requested and is available to address any questions or concerns raised by the Board on risk management or other matters. The Board holds annual strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for Atmel.

Board Meetings and Committees

Our Board met seven times in 2014. Our Board has three standing committees: Audit, Compensation, and Corporate Governance and Nominating. Each of our committees operates pursuant to a written charter available on our website at http://ir.atmel.com/governance.cfm. Details regarding the make-up and function of our standing committees are included in the table below.

Our Board has determined that each member of our standing committees is “independent” within the meaning of the NASDAQ listing standards. Furthermore, our Board has determined that each member of our Audit Committee is “independent” within the meaning of the rules of the Exchange Act, and that Mr. Sugishita meets the requirements of an audit committee financial expert in accordance with SEC rules.

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Our Board supports fully independent standing committees and believes this enhances our Board’s ability to oversee the management of our Company and protect the interests of our stockholders.

Committees & Members	2014 Meetings	Core Responsibilities

Audit Committee David Sugishita (Chair) Charles Carinalli Jack L. Saltich	11

Assist the Board in general oversight of our financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, the organization and performance of our internal audit function, and our internal accounting and financial reporting controls.

Appoint, evaluate, oversee, set compensation for, and (where appropriate) replace, our independent registered public accounting firm.

Review and approve the scope of our annual audit and pre-approve all audit, audit-related, tax and other services (if any) provided by our independent registered public accounting firm.

Review reports from our management, internal audit and independent registered public accounting firm concerning our internal accounting and financial controls.

Review and evaluate “best practices” for standing audit committees.

Prepare the Audit Committee Report included in this Proxy Statement.

Investigate any matter brought to its attention (the Audit Committee has full access to all of our books, records, facilities and personnel, and the power to retain outside legal, accounting or other advisors for this purpose).

Compensation Committee Jack L. Saltich (Chair) Charles Carinalli Papken Der Torossian David Sugishita	9

Review and approve our executive compensation policies, including the salaries and target bonuses of our CEO and other executive officers.

Approve, or make recommendations to our Board for it to approve, our incentive, equity-based and other compensation plans.

Evaluate and administer our equity compensation plans, including our long-term equity incentive plans.

Assist our Board in its oversight of the development, implementation and evaluation of our compensation policies and plans.

Engage independent compensation consultants to assist it in the exercise of its responsibilities.

Review and evaluate “best practices” for standing compensation committees.

Prepare the Compensation Committee Report included in this Proxy Statement.

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Committees & Members	2014 Meetings	Core Responsibilities

Corporate Governance and Nominating Committee Dr. Edward Ross (Chair) Papken Der Torossian David Sugishita	4

Review and evaluate corporate governance practices and related legal developments.

Evaluate our principles of corporate governance and recommend changes to the Board, as necessary.

Review governance-related stockholder proposals and make recommendations to the Board for action on those proposals.

Evaluate and make recommendations to the Board regarding the composition, size, diversity, tenure, compensation and other matters of relevance to the effective functioning of our Board and each Committee.

Review and evaluate “best practices” for standing corporate governance and nominating committees.

Review and implement procedures for the submission of candidates for election to the Board.

Review and implement procedures for identifying and evaluating candidates for director, and determine the relevant criteria for Board membership.

Each of our directors attended at least 75% of our 2014 Board meetings and meetings of each committee on which he served. Each of our directors also attended our 2014 Annual Meeting of Stockholders and is expected to attend this year’s Annual Meeting.

Our Board and all of its standing Committees evaluate their respective performances and review their charters annually.

Compensation Committee Interlocks and Insider Participation

During 2014, the following directors were members of Atmel’s Compensation Committee: Messrs. Saltich, Carinalli, Der Torossian and Sugishita. No interlocking relationships exist between any member of the Board or Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves as a member of our Board or Committee. No member of the Committee was a present or former officer or employee of Atmel or its subsidiaries, other than Mr. Sugishita who since August 2006 has served as Non-executive Chairman of the Board. Mr. Sugishita is a non-employee director of Atmel.

Director Candidates

Atmel’s bylaws set forth the procedure for the proper submission of stockholder nominations for membership on the Board. Please refer to Section 2.2(c), 2.2(d) and 2.2(e) of our bylaws for a description of the process for nominating directors. It is the policy of our Corporate Governance and Nominating Committee to consider properly submitted stockholder recommendations for candidates for membership on the Board. A stockholder may submit a recommendation for a candidate for membership on the Board by submitting in writing the name and background of such candidate to the Atmel Corporate Governance and Nominating Committee, c/o Corporate Secretary, Atmel Corporation, 1600 Technology Drive, San Jose, CA 95110. The Corporate Governance and Nominating Committee will consider a recommendation only if  (1) appropriate biographical and background information on the candidate is provided, including all information specified in Section 2(c) of our bylaws, (2) the recommended candidate has consented in writing to a nomination and public disclosure of the candidate’s name and biographical information, and (3) the recommending stockholder has consented in writing to public disclosure of such stockholder’s name and has provided all of the information specified in Section 2(d) of our bylaws. Required biographical and background information for any

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director nominee includes, among the other information set forth in our bylaws: (a) the name, age, business address and residence of such person, (b) the principal occupation and employment of such person, (c) the class and number of Atmel shares owned by such person, (d) a description of all arrangements or understandings between the nominating stockholder and such person and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the nominating stockholder, (e) affirmation that such person does not have a conflict of interest that affects such person’s ability to exercise director fiduciary duties in the best interest of Atmel’s stockholders, consistent with applicable law, (f) the actions proposed to be taken by such person, if elected, (g) whether such person may be entitled to receive payments from any Atmel stockholder, either for serving as a director or upon the occurrence of any corporate transaction to which Atmel may be a party while such person serves as a director, (h) other information as may be required to be disclosed by law, and (i) biographical information on the recommended candidate that the recommending stockholder believes supports such candidacy (keeping in mind the criteria discussed below that the Corporate Governance and Nominating Committee considers when making recommendations for nomination to the Board).

The Corporate Governance and Nominating Committee uses a variety of methods for identifying candidates for nomination to the Board. Although candidates for nomination to the Board typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the Corporate Governance and Nominating Committee through professional search firms, stockholders or other persons. The process by which candidates for nomination to the Board are evaluated includes review of biographical information and background material on potential candidates by Corporate Governance and Nominating Committee members, meetings of Corporate Governance and Nominating Committee members from time to time to evaluate and discuss potential candidates, and interviews of selected candidates by members of the Corporate Governance and Nominating Committee. Candidates recommended by stockholders (and properly submitted, as discussed above) are evaluated by the Corporate Governance and Nominating Committee using the same criteria as other candidates. Although the Corporate Governance and Nominating Committee does not have specific minimum qualifications that must be met before recommending a candidate for election to the Board, the Corporate Governance and Nominating Committee does review numerous criteria before recommending a candidate. Such criteria include, but are not limited to: character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, and other commitments.

The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees; however, as discussed above, diversity is one of the numerous criteria the Corporate Governance and Nominating Committee reviews before recommending a candidate.

Communications from Stockholders

Stockholders may communicate with the Board by submitting either an email to bod@atmel.com or written communication addressed to the Board (or specific board member) c/o Corporate Secretary, Atmel Corporation, 1600 Technology Drive, San Jose, CA 95110. Email communications that are intended for a specific director should be sent to the email address above to the attention of the applicable director. The Chairman of the Corporate Governance and Nominating Committee will, with the assistance of our Corporate Secretary, (1) review all communications to the Board, (2) determine if such communications relate to substantive matters, (3) if such communications relate to substantive matters, provide copies (or summaries) of such communications to the other directors, as he or she considers appropriate, and (4) if such communications do not relate to substantive matters, determine what action, if any, will be taken with such communications. Communications relating to personal grievances or matters as to which we receive repetitive and duplicative communications are unlikely to be deemed “substantive.”

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PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

A board of seven (7) directors is to be elected at the Annual Meeting, all of whom have been recommended for nomination by the members of the Corporate Governance and Nominating Committee of the Board. Each director to be elected by stockholders will be elected by a vote of the majority of votes cast, which pursuant to our bylaws means that the number of shares voted “for” a director’s election must exceed 50% of the number of votes cast with respect to that director’s election. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the seven (7) nominees named below, all of whom are presently our directors. There are no family relationships among any of our director nominees or executive officers. Other than Messrs. Steven Laub and Tsung-Ching Wu, all of our proposed nominees, or five of the seven, are “independent” within the meaning of the NASDAQ listing standards.

In the event that any such nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any additional nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders and until his successor has been elected and qualified.

Recommendation of the Board of Directors

The Board unanimously recommends voting “FOR” each of the nominees listed below.

Information about Nominees

Information about each nominee as of April 3, 2015 is set forth in the table below:

Name of Nominee	Age	Director Since	Positions with Atmel	Independent	Other U.S. Public Company Boards	Committee Memberships
						AC	CC	GN
Steven Laub	56	2006	President and Chief Executive Officer and Director	No	0
Tsung-Ching Wu	64	1985	Executive Vice President, Office of the President and Director	No	0
David Sugishita	67	2004	Director and Non-executive Chairman of the Board	Yes	1	C, F	M	M
Papken Der Torossian	76	2007	Director	Yes	1		M	M
Jack L. Saltich	71	2007	Director	Yes	1	M	C
Charles Carinalli	66	2008	Director	Yes	2	M	M
Dr. Edward Ross	73	2008	Director	Yes	1			C

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
GN	Corporate Governance and Nominating Committee	F	Financial expert

Steven Laub has served as a director of Atmel since February 2006 and as President and Chief Executive Officer since August 2006. From 2005 to August 2006, Mr. Laub was a technology partner at Golden Gate Capital Corporation, a private equity buyout firm, and the Executive Chairman of Teridian Semiconductor Corporation, a fabless semiconductor company. Prior to that time, Mr. Laub was President and Chief Executive Officer of Silicon Image, Inc., a provider of semiconductor solutions. Mr. Laub also spent 13 years in executive positions (including President, Chief Operating Officer and member of the Board of Directors) at Lattice Semiconductor Corporation, a supplier of programmable logic devices and related software. Prior to joining Lattice Semiconductor, Mr. Laub was a vice president and partner at Bain and Company, a global management consulting firm. Mr. Laub holds a degree in economics from the University of California, Los Angeles (B.A.) and a degree from Harvard Law School (J.D.).

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As our President, Chief Executive Officer and a member of our Board, Mr. Laub draws upon over two decades of experience in executive management roles within the semiconductor industry. In addition to his semiconductor industry experience, Mr. Laub brings to the Board the critical expertise gained over an accomplished career focusing on executive management, corporate and business strategy, operational expertise, and mergers and acquisitions. Mr. Laub also offers an additional perspective through his background in law.

Tsung-Ching Wu has served as a director of Atmel since 1985, as Executive Vice President, Office of the President since 2001, and served as Executive Vice President and General Manager from January 1996 to January 2001 and as Vice President, Technology from January 1986 to January 1996. Mr. Wu holds degrees in electrical engineering from the National Taiwan University (B.S.), the State University of New York at Stony Brook (M.S.) and the University of Pennsylvania (Ph.D.).

Mr. Wu, our co-founder and longest serving Board member, brings to our Board an extensive background spanning over thirty years in the semiconductor industry and a deep knowledge and understanding of Atmel’s business, operations (especially within the Asia/Pacific region) and employees. Mr. Wu has served as a member of our Board since 1985 and as a member of our executive management team since 1986.

David Sugishita has served as the Non-executive Chairman of the Board since August 2006 and as a director of Atmel since February 2004. In addition, Mr. Sugishita is Chairman of the Audit Committee. Mr. Sugishita also serves as a director and Chairman of the Audit Committee for Immersion Corporation. Mr. Sugishita previously served on the board of directors of Micro Component Technology, Inc. from 1994 to 2009, Magma Design Automation from 2010 to 2011 and Ditech Networks, Inc. from 2003 to 2012. Mr. Sugishita is retired and previously held various senior management positions with SonicBlue (EVP/CFO), RightWorks (EVP/CFO), Synopsys (SVP/CFO), Actel (SVP/CFO), Micro Component Technology (SVP/CFO), Applied Materials (VP/Corporate Controller), National Semiconductor (VP/Finance), Fairchild Camera & Instrument (Controller) and Intersil (Controller) during the past 40 years. Mr. Sugishita holds a B.S. in Finance from San Jose State University and an M.B.A from Santa Clara University.

Mr. Sugishita brings to the Board over two decades of experience as a financial executive officer and member of the boards of directors of high technology public companies, specifically in the semiconductor industry. As our second longest serving Board member, he has a high degree of familiarity with Atmel’s business. Through his extensive executive management and board experience, Mr. Sugishita has developed the leadership, business judgment and consensus-building skills necessary to effectively lead our Board as Non-executive Chairman. His strong expertise and background in accounting and financial management, years of service on the audit committee of Ditech and a track record as an accomplished financial executive have provided him with the financial acumen and skills necessary to serve as Chairman of our Audit Committee.

Papken Der Torossian has served as a director of Atmel since July 2007. He has been the Managing Director of Crest Enterprise LLC since September 1997. Mr. Der Torossian also served as the Chairman of Vistec Semiconductor Systems, Inc. from September 2005 to April 2013, when the company was sold to Raith GmbH, and as Chairman of the Board of Therma Wave, Inc. from March 2003 until May 2007, when the company was sold to KLA-Tencor Corporation. From 1984 to May 2001, Mr. Der Torossian was Chairman of the Board and Chief Executive Officer of Silicon Valley Group (SVGI), which was acquired by ASML Holding N.V. Earlier, he was credited for turning around several companies and operations, including as President of ECS Microsystems (which was subsequently sold to Ampex Corporation) and as President of the Santa Cruz Division of Plantronics, Inc. Prior to that, Mr. Der Torossian spent four years at Spectra-Physics and twelve years with Hewlett-Packard Company in a number of management positions. Mr. Der Torossian currently serves as a director and Chairman of the Compensation Committee of ParkerVision, Inc., as a member of the board of directors and trustees of the Korean Advanced Institute for Science and Technology (KAIST), and as a director of Lantiq, Nanotech Industries, Inc., and Pure Swiss Inc. Mr. Der Torossian was formerly on the board of directors of the Silicon Valley Leadership Group (SVLG) and on the board of

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the Semiconductor Industry Supplier Association (SISA). He was also Chairman of the Semiconductor Equipment and Materials International Environmental, Health & Safety Committee (SEMI EHS), and has served as Chairman of Semi/Sematech. He also serves as a director for several privately held companies. Mr. Der Torossian served on President Clinton’s Advisory Committee on Export Controls and represented the United States in bilateral trade negotiations. Mr. Der Torossian holds a B.S.M.E. degree from MIT and an M.S.M.E. degree from Stanford University.

With over two decades of experience in engineering, and demonstrated accomplishments as the Chief Executive Officer and Chairman of several high technology public and private companies, Mr. Der Torossian is intimately familiar with the operation and management of a global technology company. Mr. Der Torossian’s service with industry organizations and educational background provide him with a firm understanding of Atmel’s technology and business. Mr. Der Torossian also brings to the Board demonstrated consensus-building experience in the fields of international trade and organized labor.

Jack L. Saltich has served as a director of Atmel since July 2007. In addition, Mr. Saltich is Chairman of the Compensation Committee. From January 2006 to April 2011, he served as the Chairman and interim Chief Executive Officer of Vitex Systems, Inc. From July 1999 to August 2005, Mr. Saltich served as the President, Chief Executive Officer and a Director of Three-Five Systems, Inc., a manufacturer of display systems and provider of electronic manufacturing services. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005. From 1993 to 1999, Mr. Saltich served as Vice President of Advanced Micro Devices, Inc., where his last position was General Manager of AMD’s European Microelectronics Center in Dresden, Germany. From 1991 to 1993, Mr. Saltich served as Executive Vice President for Applied Micro Circuits Company, a company servicing the high speed telecommunications market. From 1988 to 1991, he was Vice President at VLSI Technology, a semiconductor company. From 1971 to 1988, Mr. Saltich served in a number of capacities with Motorola, Inc. Mr. Saltich also serves on the board of directors for Immersion Corporation (IMMR) and PlasmaSi, a private company, and on the Manufacturing Advisory Board for Cypress Semiconductor Corporation. Mr. Saltich previously served on the board of directors of InPlay Technologies, Inc. from 2007 to 2008, Ramtron International Corporation from 2005 to 2011, Vitex Systems, Inc. from 2006 to 2011 and Leadis Technology, Inc. from 2006 to 2012. Mr. Saltich received both B.S. and masters degrees in electrical engineering from the University of Illinois. In 2002, he received a distinguished alumni award from the University of Illinois.

With three decades of varied experience in the semiconductor industry, including research and development, manufacturing and operations experience, Mr. Saltich brings a deep understanding of our business and valuable operational and strategic expertise to our Board. Mr. Saltich’s management positions with AMD have provided him with critical insights into the operational requirements of a global company. His extensive service on the compensation committees of boards of directors of several public companies has provided Mr. Saltich with the strong background in executive compensation necessary to serve as Chairman of our Compensation Committee.

Charles Carinalli has served as a director of Atmel since February 2008. He has been a Principal of Carinalli Ventures since January 2002. From July 1999 to May 2002, Mr. Carinalli was Chief Executive Officer and a director of Adaptive Silicon, Inc., a developer of semiconductors. From December 1996 to July 1999, Mr. Carinalli served as President, Chief Executive Officer and a director of Wavespan Corporation, a developer of wireless broadband access systems that was acquired by Proxim, Inc. From 1970 to 1996, Mr. Carinalli served in various positions for National Semiconductor Corporation, a publicly traded company developing analog-based semiconductor products, most recently as Senior Vice President and Chief Technical Officer. Mr. Carinalli currently serves on the board of directors of Extreme Networks, Inc. and Fairchild Semiconductor International, Inc. Mr. Carinalli also serves as a director of privately-held companies. Mr. Carinalli holds an M.S.E.E. from Santa Clara University and a B.S.E.E. from the University of California, Berkeley.

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Mr. Carinalli brings to our Board over four decades of experience in the semiconductor industry in management and operational roles at large semiconductor companies and several emerging private companies. In addition to his industry experience, Mr. Carinalli brings to our Board significant investment experience and a demonstrated track record of converting ideas into successful business ventures.

Dr. Edward Ross has served as a director of Atmel since April 2008. In addition, Dr. Ross is Chairman of the Corporate Governance and Nominating Committee. He is currently retired, having previously served as President (2000 through December 2004) and President Emeritus (January 2005 through December 2005) of TSMC North America, the U.S. subsidiary of Taiwan Semiconductor Manufacturing Company Limited, a Taiwanese semiconductor manufacturer. Previously, he was Senior Vice President of Synopsys, Inc., an electronic design automation supplier, from 1998 to 2000, and President of Technology and Manufacturing at Cirrus Logic, Inc., a semiconductor manufacturer, from 1995 to 1998. Dr. Ross previously served on the board of directors of Volterra Semiconductor Corporation from 2004 to 2013, RAE Systems Inc. from 2001 to 2006 and California Micro Devices Corporation (most recently as non-executive chairman of the board) from 2002 until its acquisition by ON Semiconductor Corporation in January 2010. Dr. Ross holds a B.S.E.E. from Drexel University and an M.S.E.E., M.A. and Ph.D. from Princeton University.

Dr. Ross brings to our Board an extensive career in the semiconductor industry as an executive officer and director of global public and emerging private companies. His educational and executive backgrounds provide functional insight into our business, manufacturing operations and technologies.

See “Corporate Governance” above and “Executive Compensation – Compensation of Directors” below for additional information regarding the Board.

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PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Appointment of KPMG LLP

The Audit Committee of the Board has selected KPMG LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2015. A representative of KPMG LLP is expected to be present at the meeting and will have an opportunity to make a statement if so desired. The representative is also expected to be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of KPMG LLP as Atmel’s independent registered public accounting firm is not required by Atmel’s bylaws or other applicable legal requirements. However, our Board is submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Atmel and its stockholders.

Recommendation of the Board of Directors

The Board unanimously recommends voting “FOR” the ratification of the appointment of KPMG LLP as Atmel’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Fees of KPMG LLP Incurred by Atmel

The following table sets forth the fees billed for services rendered by our auditors, KPMG LLP, for each of our last two fiscal years.

	2013 ($)	2014 ($)
Audit fees(1)	1,905,200	1,679,656
Audit-related fees	—	—
Tax fees(2)	303,800	184,800
All other fees(3)	—	84,500
Total	2,209,000	1,948,956

(1)	Audit fees represent fees for professional services provided in connection with the integrated audit of our financial statements and of our internal control over financial reporting, and the review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory audits and filings.

(2)	Tax fees consisted of fees for assistance with international tax planning and other tax compliance services for the United States and foreign jurisdictions.

(3)	All other fees consisted of fees for financial due diligence services.

Audit Committee Pre-Approval Policy

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee of the Board, subject to a “de minimis” exception set forth in the SEC rules (the “De Minimis Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC

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rules, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. All audit-related and non-audit services in 2013 and 2014 were pre-approved by the Audit Committee at regularly scheduled meetings of the Audit Committee, or through the process described in this paragraph, and none of such services was performed pursuant to the De Minimis Exception.

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PROPOSAL THREE: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our Board has determined to seek an annual “Say on Pay” advisory vote. While this advisory vote to approve executive compensation is non-binding, our Board and Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, will consider those stockholders’ concerns and evaluate whether any actions are necessary to address those concerns. Please read the section entitled “Compensation Discussion and Analysis – Consideration of 2014 Say on Pay Advisory Vote and Stockholder Engagement” below for additional details on how we considered the results of last year’s advisory vote to approve executive compensation.

As we outline in more detail below in the section entitled “Executive Compensation,” we believe that our executive compensation program is designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, pursuant to Section 14A of the Exchange Act, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Unless our Board of Directors modifies its policy on the frequency of holding “Say on Pay” advisory votes, the next “Say on Pay” advisory vote will occur at our 2016 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the advisory vote approving the compensation of our named executive officers, as disclosed in this Proxy Statement.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Atmel’s compensation program is administered by the Compensation Committee (the “Committee”) of our Board of Directors, which consists of four independent directors. The Committee is advised by an independent compensation consultant, Compensia, Inc. (“Compensia”), as described more fully below. Our program is focused on pay-for-performance. Variable-based compensation, including cash and equity incentives, made up approximately 89.5% of our CEO’s, and approximately 82.5% of our other NEOs’, total target compensation for 2014. Our 2014 equity grants also reflected a significant shift in overall equity-based compensation toward the use of performance-based restricted stock units (“PRSUs”), with our Chief Executive Officer (“CEO”) receiving 65% of his 2014 equity compensation granted in the form of PRSUs compared to 33.7% in 2013.

Atmel’s executive compensation program is tailored to, and seeks to address, our competitive positioning and performance within the highly cyclical and competitive global semiconductor industry. The three primary elements of our executive compensation program are: (1) base salary; (2) variable cash incentive bonus; and (3) long-term incentives provided through equity awards having performance or other intrinsic variability characteristics that affect actual realizable pay for recipients.

Atmel’s compensation goals are generally intended to:

•	attract, retain, motivate and reward highly-talented executives who are key to our business success;

•	link total compensation with the achievement of both Atmel’s strategic objectives (financial and non-financial) and individual performance goals; and

•	align the interests and objectives of Atmel’s executives with the interests of our stockholders.

Our 2014 NEOs were:

Steven Laub	President and Chief Executive Officer
Steve Skaggs	Senior Vice President and Chief Financial Officer
Reza Kazerounian	Senior Vice President and General Manager, Microcontroller Business Unit
Robert Valiton	Senior Vice President and General Manager, Automotive, Aerospace and Memory Business Units
Scott Wornow	Senior Vice President and Chief Legal Officer

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Key 2014 Compensation Decisions

For 2014, the Committee made the following key compensation-related decisions for our NEOs:

Name	2014 Base Salary Increase from 2013	2014 Executive Incentive Bonus as a Percentage of Target Bonus	2014 Annual Time-Based Restricted Stock Unit Awards (#)	2015 Plan Target Performance- Based Restricted Stock Unit Awards (#)(1)	2014 Plan Percentage of Target / Max Restricted Stock Units Actually Realized(2)
Steven Laub	0%	80%	214,058	397,537	78.0% / 26.0%
Steve Skaggs	2%	87%	102,324	50,574	78.0% / 26.0%
Reza Kazerounian	6%	95%	117,614	58,807	41.8% / 13.9%
Robert Valiton	10%	103%	145,058	72,529	136.4% / 45.5%
Scott Wornow	5%	88%	199,945	35,284	78.0% / 26.0%

(1)	Reflects the target number of performance-based RSUs granted to the participant under our new 2015 Long-Term Performance-Based incentive plan. The maximum number of performance-based RSUs that may be earned is as follows: Mr. Laub 795,074; Mr. Skaggs 101,148; Mr. Kazerounian 117,614; Mr. Valiton 145,058; and Mr. Wornow 70,568. For additional information about this plan, see “Our New 2015 Plan.”

(2)	The performance period under our 2014 Plan, adopted in December 2013, ended on December 31, 2014. Percentages reflected in the table show the percentage of “target” and “maximum” shares actually realized by each participant based on performance under the 2014 Plan. For additional information about this plan, see “Awards Realized Under Our 2014 Plan.”

Additional 2014 Compensation Details

•	No CEO Base Salary Increase. As the table above indicates, our CEO did not receive a base salary increase in 2014. Our CEO last received a base salary increase in 2008.

•	We Achieved 78% of Corporate Level “Target” (or 26% of Maximum) under our 2014 Performance Plan. For purposes of our 2014 Long-Term Performance-Based Incentive Plan (our “2014 Plan”), “threshold,” “target” and “maximum” non-GAAP gross margin achievement levels were set at 46%, 49% and 54%, respectively. While our 2014 fourth quarter non-GAAP gross margin met the specified “target,” as we publicly reported, our Compensation Committee reduced corporate level non-GAAP gross margin for purposes of calculating participant achievement under the 2014 Plan. Based on those adjustments, corporate level achievement under the 2014 Plan was deemed equal to 78% of the “target” level and 26% of the maximum level (however, based on the performance of his business units, which accounted for 75% of his award, one NEO exceeded his overall target level performance metric), and our NEOs forfeited approximately 850,000 PRSUs.

•	Our Compensation Committee Reduced 2014 Executive Incentive Plan Payments from Amounts Otherwise Owed Based on Actual Performance. Following its review of our corporate performance, the Compensation Committee exercised negative discretion to reduce actual, overall corporate level achievement under our 2014 Executive Incentive Plan from 95.7% to 84.1%. That level of corporate level performance was further adjusted, as applicable, to reflect individual performance and, for those executives responsible for business units, the performance achievement for their respective business units. As a result, cash incentive bonuses for our NEOs under our 2014 Executive Incentive Plan were paid out between 80% and 103% of individual targets.

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•	Significant Reduction in the Grant Date Value of Time-Based RSUs to our CEO. The grant date value of the annual time-based RSUs granted to our CEO in 2014 (approximately $1.8 million in 2014) reflected a 46.4% reduction of grant date value from the annual time-based RSU granted to our CEO in 2013 (approximately $3.4 million in 2013) and a 62.0% reduction of grant date value from the annual time-based RSUs granted to our CEO in 2012 (approximately $4.8 million in 2012).

•	Significant Shift to PRSUs. Our Committee significantly modified the allocation of time-based RSU and PRSU grants to our executives in 2014. Our CEO received 65% of his 2014 equity compensation in the form of PRSUs (compared to 33.7% in 2013).

•	Focusing on Performance Metrics. Our Committee has focused our long-term and short-term equity and cash incentive plans on different, yet complementary, performance metrics intended to enhance stockholder value. Our newly-adopted 2015 Long-Term Performance-Based Incentive Plan (our “2015 Plan”) focuses on the Company’s relative non-GAAP earnings per share growth rate (see “Our New 2015 Plan”), after our 2014 Plan focused on non-GAAP gross margin. Our 2015 annual cash incentive plan focuses on revenue, non-GAAP operating profit and individual performance.

•	Cash Incentives Aligned with Our Committee’s View of Our Performance. Our CEO received 80.0% of his 2014 target cash incentive bonus.

Our CEO’s 2014 Compensation Shifted Significantly from Time-Based RSUs to PRSUs

In 2014, our Committee substantially changed the allocation of time-based RSUs and PRSUs that it granted to our CEO. In 2013, our CEO’s equity compensation consisted of 66.3% time-based RSUs and 33.7% PRSUs. In 2014, our CEO’s equity compensation changed to 65% PRSUs and 35% time-based RSUs. Our Committee also changed the equity-based compensation allocations, between time-based RSUs and PRSUs, generally made to other senior executives and managers throughout the Company in a manner, and in a proportion, that sought to reflect their ability directly to influence performance metrics such as revenue or gross margin underlying PRSUs.

PRSUs granted in 2014 fall under our 2015 Plan, which is focused on our non-GAAP earnings per share growth rate from 2014 to 2015 compared to the adjusted earnings per share growth rate for companies included within the Philadelphia Semiconductor Sector IndexSM (SOXSM).

Emphasize Variable Pay and Balance Short-and Long-Term Incentives

Annual compensation for our NEOs as a group varies year-to-year based on corporate results and individual performance. Consistent with our pay-for-performance philosophy, the Company’s

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compensation program emphasizes variable pay over fixed pay, and seeks to balance short- and long-term incentives. The majority of CEO compensation consists of variable pay, including cash awarded under our annual executive incentive plan and equity grants for which value is variable.

Fixed pay, primarily consisting of base salary, made up only 10.5% of our CEO’s total target compensation in 2014, while variable pay, consisting of equity incentives and an annual cash incentive bonus, made up 89.5% of our CEO’s total target compensation. The chart below shows the percentage of variable target compensation versus fixed target compensation for our CEO in 2014:

We generally refer to equity awards in this Proxy Statement that have specific performance metrics attached to them as “performance-based,” although those awards are also variable because their value may change over time. The grant date value of a performance-based equity award may not be indicative of its value when it is credited to a participant upon achievement of future performance metrics, when it is actually released to a participant or when it may be sold by that participant. Our performance-based equity awards, for example, have also generally included some form of time-based restrictions to enhance retention value; as a result, the value to a recipient of those “performance-based” awards at the time of release (when a recipient is generally required to pay taxes, whether or not the underlying shares are actually sold) assuming achievement of the performance metrics, or at the time of sale by a recipient, may be different from the grant date value of those awards. In addition, we generally characterize equity awards that have time-based requirements, without a specific performance metric attached, as “variable” since the value of those awards to the recipient, upon release or sale, may be greater or lesser than the grant date values reflected in this Proxy Statement. Because we maintain an Insider Trading Policy that restricts the periods within which “insiders” may sell Atmel shares, and we also prohibit hedging and pledging of shares at any time, our “insiders” are subject to material restrictions to which non-insiders are not subject; as a result, the variability of equity awards to individual “insider” recipients may be more pronounced than if sales, hedging or pledging of Atmel shares were permitted without material restrictions.

Our long-term equity compensation consists of a mix of PRSUs that vest only upon achievement of specific corporate and business objectives, and time-based RSUs that vest over time. In 2014, our NEOs received grants of time-based RSUs having four-year vesting periods and grants of PRSUs under our 2015 Plan. Awards under the 2015 Plan will be credited and will vest over a three-year period from the grant date based on our non-GAAP earnings per share growth rate from

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2014 to 2015 compared to the adjusted earnings per share growth rate for companies included within the Philadelphia Semiconductor Sector IndexSM (SOXSM). For more details about our 2015 Plan, see “Our New 2015 Plan” below.

2014 Corporate Governance Enhancements

We review our corporate governance and compensation policies on an annual basis, and we undertake regular discussions with our significant stockholders about those policies. As a result of these efforts, we adopted the following policies in 2014.

Equity Ownership Guidelines. In 2014, to further align the interests of our executives with those of our stockholders, our Board adopted equity ownership guidelines for our senior officers (members of our Board were already subject to equity ownership guidelines as described under “Compensation of Directors – Standard Director Compensation Arrangements”). These new guidelines require our senior officers to accumulate equity under the terms of the guidelines, within five years from the later of March 14, 2014 or the commencement by that person of a position set forth below, as follows:

Position	Multiple of Base Salary (as of December 31 of immediately prior calendar year)
Chief Executive Officer	5×
Executive Vice President	2×
Senior Vice President	1×

“Claw-back” Policy.   In 2014, our Board also adopted a “claw-back” policy under which the Company may generally seek reimbursement of cash incentive payments made to covered officers that were based on achieving certain financial results, if the covered officer intentionally and knowingly engaged in fraudulent misconduct that gave rise to, and caused the need for, a substantial and material restatement of our financial results for the period resulting in the cash incentive payment, and if a lower cash incentive payment would have been made to the covered officer based upon those restated financial results.

Our 2015 Plan Compares our Non-GAAP Earnings Per Share Growth Rate Against the Non-GAAP or Adjusted Earnings Per Share Growth Rates of Companies in the SOX Index

Our Committee began considering, evaluating and reviewing new performance-based incentive plans in the fall of 2014. Our 2015 Plan was adopted in December 2014 after an extensive review by the Committee of market data and information regarding performance-based incentive plans within both the semiconductor market segment in which the Company competes and other technology sectors, evaluation of the design and effectiveness of the 2014 Plan, discussions with the Committee’s independent compensation consultant, consideration of the views of our stockholders as described below under “Consideration of 2014 Say on Pay Advisory Vote and Stockholder Engagement,” and further evaluation by our Committee of the Company’s strategic business plans and long-term compensation objectives. With those considerations in mind, the Committee designed and focused the 2015 Plan on our non-GAAP earnings per share growth rate from 2014 to 2015 compared to the adjusted earnings per share growth rates for companies included within the well-established Philadelphia Semiconductor Sector IndexSM (SOXSM). The SOX Index is a modified market capitalization-weighted index composed of companies primarily involved in the design, distribution, manufacture, and sale of semiconductors. Our Committee believes that a comparison of the Company’s non-GAAP earnings per share growth rate against the adjusted, or non-GAAP, earnings per share growth rate of companies included in the SOX Index offers an effective method for evaluating relative corporate and management performance.

The Committee expects to review the efficacy of the 2015 Plan throughout 2015 and into early 2016. The Committee may determine to adopt similar or materially different performance-based incentive plans in future years, using similar or different performance metrics, performance periods,

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vesting schedules or other terms and conditions that the Committee believes will best align Company performance with stockholder interests, and will continue to allow the Company to attract, retain, motivate and reward its employees. As a result, the Company expects that employees may, over time, become subject to overlapping performance periods and performance criteria.

We Achieved 78% of Corporate Level “Target” (or 26% of Maximum) under our 2014 Performance Plan.

Our 2014 Plan focused on the Company’s 2014 quarterly non-GAAP gross margin. For purposes of the 2014 Plan, “threshold,” “target” and “maximum” non-GAAP gross margin achievement levels were set at 46%, 49% and 54%, respectively. While our 2014 fourth quarter non-GAAP gross margin met the specified “target,” as we publicly reported, our Compensation Committee reduced corporate level non-GAAP gross margin for purposes of calculating participant achievement under the 2014 Plan. Based on those adjustments, corporate level achievement under the 2014 Plan was deemed equal to 78% of the “target” level and 26% of the maximum level.

We reserve, for accounting and other purposes, the maximum number of shares that may be awarded under our performance plans even though participants may not actually realize maximum award levels, as was the case with our 2014 Plan. Under our 2014 Plan, our NEOs forfeited 850,000 of the PRSUs they were granted (or approximately 73.4% of the PRSUs reserved). For more information about the awards released under our 2014 Plan, see “Awards Realized Under our 2014 Plan” below.

Our Compensation Program is Supported by Our Stockholders

Our Board has determined to hold an annual advisory vote on our NEOs’ compensation as a method for engaging in frequent and effective communication with our stockholders. Our Committee considers the voting results on that advisory vote as it reviews and develops our compensation practices and policies. At our 2014 Annual Meeting of Stockholders, approximately 88.8% percent of votes were cast in favor of our NEO compensation.

We Actively Engage with Stockholders to Consider their Views on Corporate Governance Matters

We engaged in extensive outreach with our stockholders after our 2013 Annual Meeting. As a result of those discussions and other matters considered by our Board, in early 2014 we adopted equity ownership guidelines for our senior executives and a claw-back policy. Following our 2014 Annual Meeting of Stockholders, we also engaged in outreach with our significant stockholders. As part of this process, we requested our stockholders’ views on, and engaged in discussions with those stockholders about, the following matters:

•	Performance-based Incentive Plans. The design, structure, framework and metrics of performance-based incentive plans with which they were familiar, the sectors within which those plans applied, and the types of plans they believed most favorably aligned management and stockholder interests.

•	Board and Committee Composition. Board tenure, diversity, skillsets and refreshment, including whether tenure limits were appropriate or necessary, considerations and issues within the technology sector related to diversity, and the purposes underlying Board refreshment processes.

•	Corporate Governance. Other corporate governance matters that they believed were relevant to Atmel, or were likely to become significant in the marketplace in the future, including, for example, exclusive forum bylaws that designate the court(s) in which corporate-governance-related litigation must proceed.

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Advancing Our Compensation Practices through Effective Corporate Governance

Atmel has adopted corporate governance practices and policies that our Board believes help to advance our compensation goals, including:

What We Do

☑	Maintain a Completely Independent Compensation Committee and Review Process. Our Compensation Committee consists solely of independent directors who establish our compensation practices.

☑	Use a Pay-for-Performance Model. Our executive compensation focuses on corporate results and individual performance.

☑	Split the Chairman and CEO Roles. Our Chairman of the Board is an independent director and not an employee.

☑	Retain an Independent Compensation Advisor. Since 2006, our Committee has engaged an independent consultant, Compensia, as its advisor to provide analysis, advice and guidance on executive compensation independent of management.

☑	Maintain a “Claw-back” Policy. In 2014 we adopted a “claw-back” policy under which the Company may, subject to the terms of the policy, seek reimbursement of cash incentive payments made to a covered officer if the officer intentionally and knowingly engaged in fraudulent misconduct causing a substantial and material restatement of the Company’s financial statements, and if a lower cash incentive payment would have otherwise been made to the covered officer.

☑	Maintain Equity Ownership Guidelines for Senior Officers and Directors. In 2014, we adopted equity ownership guidelines for our senior officers, under which senior officers must accumulate and maintain, consistent with the terms of the guidelines, equity in the Company. Since 2011, we have maintained equity ownership guidelines for our directors.

☑	Consider Stockholder Advisory Votes and Views. Our Committee considers the voting results of our advisory vote on executive compensation at each annual meeting and also separately seeks to engage on corporate governance matters with stockholders.

☑	Use Variable Pay and Long-Term Equity Incentive Awards as the Substantial Portion of Total Compensation. Variable-based compensation, including cash and equity incentives, made up approximately 89.5% of our CEO’s, and approximately 82.5% of our other NEOs’, total target compensation for 2014. Equity awards, including time-based RSUs and PRSUs, made up approximately 72.8% of our CEO’s, and approximately 66.8% of our other NEOs’, total target compensation for 2014. In 2013, our CEO’s equity compensation consisted of 66.3% time-based RSUs and 33.7% PRSUs. In 2014, those equity allocations nearly reversed to 65% PRSUs and 35% time-based RSUs. We also increased the allocation of PRSUs granted to our NEOs and other senior managers.

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What We Don’t Do

☒	Provide Employment Agreements. Other than our CEO, none of our NEOs has an employment agreement, and none of our NEOs is guaranteed salary increases or bonuses for any year.

☒	Permit Hedging or Short Sales. Our directors and officers are prohibited from engaging in short sales or transactions in derivative securities, including hedging transactions.

☒	Permit Pledging. Our directors and officers are prohibited from pledging their equity as collateral for loans.

☒	Gross-Up Taxes. Our NEOs do not receive tax “gross-ups” on compensation.

☒	Provide Special Perquisites. We do not generally provide perquisites to our NEOs, other than benefits with broad-based employee participation that are standard in the semiconductor industry, such as our employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, and business travel insurance. Our NEOs are entitled to participate in our executive deferred compensation retirement plan, which we maintain for director level and above employees.

2014 Executive Compensation and Evaluation Process

The Committee reviews our executive compensation program throughout the year. Individual performance for all executive officers, other than our CEO, is assessed by our CEO, who then makes recommendations to the Committee. Irrespective of those recommendations, the Committee retains full discretion to approve or modify any of the NEO recommendations made by our CEO. The Committee alone assesses the individual performance of our CEO.

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The three primary elements of Atmel’s executive compensation programs are: (1) base salary; (2) annual cash incentive bonus; and (3) long-term equity incentives, as described below:

Compensation Element	What the Element Rewards	Purpose and Key Features

Base Salary	Individual performance, level of experience, expected future performance and contributions to Atmel.

Provides competitive level of fixed compensation determined by the market value of the position, with actual salaries determined based on the facts and circumstances of each executive officer and each individual position.

Annual Cash Incentive Bonus	Achievement of Committee-established corporate, business-level and individual performance objectives (for 2014, focused on revenue and non-GAAP operating profit, as well as individual contributions and management objectives). Our annual cash incentive bonus plans typically use different, yet complementary, performance metrics than our long-term performance-based equity incentive plans.

Motivate participants to achieve (i) corporate financial performance objectives during two semi-annual performance periods (for 2014, these periods ran from January 1, 2014 to June 30, 2014 and from July 1, 2014 to December 31, 2014), (ii) individual management objectives reviewed and approved by the Committee, and (iii) for some participants, business unit objectives tied to a business unit’s financial and operating performance, or quarterly sales revenue objectives.

Performance levels are generally established to incent our management to achieve or exceed performance objectives. Payouts for 2014 could range from 0% to 100% for achievement of all “target” objectives and up to 200% for achievement of all “maximum” objectives (with payouts scaled between all those levels).

Long-Term Equity Incentives

Achievement of corporate and individual performance objectives designed to enhance long-term stockholder interests and attract, retain, motivate and reward employees over extended periods for achieving important Company objectives.

Vesting requirements promote retention of highly valued members of management, including our NEOs.

Annual awards of time-based RSUs that vest over four years and provide an at-risk variable pay opportunity. Because the ultimate value of these equity awards is directly related to the price of Atmel’s common stock, and the awards are only saleable over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term stockholder value.

Awards of PRSUs under our performance-based plans, such as our 2014 Plan and our newly-adopted 2015 Plan, help align management performance with the interests of our stockholders. Our 2015 Plan has been designed to focus on our non-GAAP earnings per share growth rate from 2014 to 2015 compared to the adjusted earnings per share growth rate of companies included within the SOX Index.

The Committee does not follow a precise formula in allocating compensation among the elements described in the above table, but generally believes that the more senior the executive the greater the extent to which the executive’s total compensation should be allocated to incentive bonus opportunity (which is entirely variable depending on individual and corporate performance) and equity target values, relative to base salary. The Committee seeks to align the interests and objectives of our management with those of our stockholders. In recent years we have provided long-term incentives through grants of annual time-based RSUs (which generally vest over four years and are, therefore,

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inherently subject to significant variability), and grants of PRSUs (which are credited only upon achievement of specific performance objectives and, if credited, generally vest over multiple years). As already noted, in 2014, our CEO’s equity compensation consisted of 65% PRSUs (compared to 33.7% PRSUs in 2013) and 35% time-based RSUs (compared to 66.3% time-based RSUs in 2013).

The Company also supplements its primary compensation program by providing: (1) deferred compensation benefits; (2) retirement benefits provided under a 401(k) plan or as typically provided in the country where our executive officers reside; and (3) generally available benefit programs, such as life insurance, health care benefits and participation in our employee stock purchase plan. The Committee considers these to be secondary elements of Atmel’s compensation program because they typically comprise a small percentage of the total compensation of our executive officers, are generally set at levels such that they would not constitute a strong factor in rewarding financial or operational performance, and are not as heavily emphasized in attracting and retaining our executive officers.

In addition, Atmel provides its executive officers with certain severance and other payments following a termination of employment, including in connection with a change of control, as discussed below under “Potential Payments upon Termination or Change of Control.”

The Committee reviews the primary elements of our executive compensation program on an annual basis and reviews the other elements from time to time to ensure that compensation levels are consistent with both individual and Company performance and remain competitive. In early 2014, the Board approved our annual operating plan, which reflected our expectations for Company performance, based on information available at the end of 2013 and the beginning of 2014.

Base Salary

The following table sets forth the base salaries for our NEOs in 2014 and 2013:

Name and Title	Base Salary for 2014 ($)	Base Salary for 2013 ($)	Percentage Increase
Steven Laub	755,000	755,000	0%
President and Chief Executive Officer
Steve Skaggs*	450,000	442,000	2%
Senior Vice President and Chief Financial Officer
Reza Kazerounian*	475,000	450,000	6%
Senior Vice President, General Manager
Robert Valiton*	420,000	381,000	10%
Senior Vice President, General Manager
Scott Wornow*	410,000	392,000	5%
Senior Vice President and Chief Legal Officer

*	2014 base salary increases were implemented to reflect, among other things, market terms, competitive pay practices and individual performance.

Annual Cash Incentive Bonuses

Atmel provides short-term incentive compensation through the use of annual, performance-based cash incentive bonus programs. These programs are intended to motivate our executive officers to achieve Committee-established corporate, business-level and individual performance objectives. Our annual cash incentive bonus programs are entirely performance-based, are not guaranteed and may vary materially from year-to-year. Payment of these bonuses depends on the achievement of corporate financial and individual performance goals.

Our Committee adopted the 2014 Atmel Executive Incentive Plan (the “Executive Incentive Plan”) after extensive consultations and review with its independent compensation consultant, Compensia. The Executive Incentive Plan was a performance-based cash incentive program designed

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to motivate participants to achieve Atmel’s financial and other performance objectives, and to reward them for their achievements. All of Atmel’s executive officers were eligible to participate in the Executive Incentive Plan. The Committee established goals for revenue, non-GAAP operating margin and other strategic matters that were reflected in the Executive Incentive Plan. In approving our Executive Incentive Plan, the Committee also reviewed and approved detailed management objectives for each of our NEOs and for other senior members of Atmel’s management.

Target awards for participants could range from 40% to 160% of base salary, reflecting the Committee’s intention to weight a greater percentage of total target annual cash compensation for more senior executives in the form of performance-based pay. Actual amounts paid could range from zero to 200% of an individual’s incentive target, depending upon the level of achievement of the various pre-established performance goals, including each participant’s performance against their own personal management objectives. No bonuses were payable if the Company did not achieve an annual non-GAAP operating profit.

The performance goals established by the Committee under the Executive Incentive Plan were tied to achievement of: (1) Company performance objectives related to revenue and non-GAAP operating profit during two semi-annual performance periods (January 1, 2014 to June 30, 2014 and July 1, 2014 to December 31, 2014); (2) individual management performance objectives approved by the Committee in fiscal 2014; and (3) for some participants, business unit objectives tied to a particular business unit’s semi-annual revenue and non-GAAP operating profit, or sales revenue objectives tied to quarterly corporate sales revenue. These performance criteria were weighted as follows:

Executive	Performance Goals	Review Period

CEO and Corporate Executives	75% Corporate Financial Objectives — Revenue (37.5%) — Non-GAAP Operating Profit % (37.5%) 25% Individual Management Performance Objectives*	Semi-annual review Annual review

Business Unit Executives

25% Corporate Financial Objectives

—  Revenue (12.5%)

—  Non-GAAP Operating Profit % (12.5%)

50% Business Unit Financial Objectives**

—  Business Unit Revenue (25%)

—  Business Unit Operating Profit % (25%)

25% Individual Management Performance Objectives*

Semi-annual review Semi-annual review Annual review

Sales Executives	75% Corporate Sales Revenue 25% Individual Management Performance Objectives*	Quarterly review Annual review

*	Individual performance objectives included strategic, profitability, operational, human resources and teamwork-oriented objectives (except for our CEO, for whom the objectives included investor objectives rather than teamwork-oriented objectives).

**	No bonuses were payable if the business unit did not achieve an annual non-GAAP operating profit.

For measurement purposes, operating results were adjusted from GAAP results to exclude the effect of stock-based compensation expense, restructuring and impairment charges, acquisition and divestiture-related expenses, certain legal, accounting and related expenses, and other items approved by the Committee with the intent of helping to assess Atmel’s operating results in a manner that focused on the performance of the Company’s ongoing operations.

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The Committee set minimum, target and maximum objective payouts for revenue, operating profit percentage and individual performance under the Executive Incentive Plan as follows:

Performance Component	Payout*

Revenue	Minimum = 75% of target payout Target = 100% of target payout Maximum = 200% of target payout

Non-GAAP Operating Profit %	Minimum = 75% of target payout Target = 100% of target payout Maximum = 200% of target payout

Individual Performance	Minimum = 0% of target payout Target = 100% of target payout Maximum = 300% of target payout

*	Total payout under the Executive Incentive Plan could not exceed 200% of target.

The Committee measured achievement of each factor independently, and executives were required to meet a threshold for each factor in order to receive any credit for that factor. Awards under the Executive Incentive Plan were generally scaled in a linear fashion, once the minimum objective was achieved, although the Committee retained discretion to modify the bonus that would otherwise be payable based on actual performance.

For the first six months of 2014 (running from January 1, 2014 to June 30, 2014), the Committee set the Company’s target revenue objective at $686.0 million, before adjustments, and its non-GAAP operating profit percentage objective at 9.4%, before adjustments. For the second six months of 2014 (running from July 1, 2014 to December 31, 2014), the Committee set the Company’s target revenue objective at $800.4 million, before adjustments, and its non-GAAP operating profit percentage objective at 17.9%, before adjustments. In both performance periods, revenue and non-GAAP operating profit percentage objectives were adjusted, based on actual results, to exclude the effect of stock-based compensation expense, restructuring and impairment charges, acquisition and divestiture-related expenses, certain legal, accounting and related expenses, and other items approved by the Committee. The Committee set Atmel’s business unit financial goals at levels the Committee deemed necessary to achieve Atmel’s company-wide financial performance goals, and required a similar degree of achievement as Atmel’s company-wide criteria. Because we do not provide business-unit-level guidance, we are not disclosing these competitively sensitive goals.

Performance against the revenue and non-GAAP operating profit percentage targets for the semi-annual periods covered by our Executive Incentive Plan, determined in accordance with the factors discussed above, is set forth below. A full discussion of our financial results can be found in our 2014 Annual Report on Form 10-K filed with the SEC on February 26, 2015.

Semi-Annual Performance Period	Percentage Achievement of Target Revenue	Percentage Achievement of Target non-GAAP Operating Profit
January 1, 2014 to June 30, 2014	101.0%	108.6%
July 1, 2014 to December 31, 2014	88.1%	85.1%

Based on the performance metrics and percentage achievement reflected in the table above, the Company’s corporate level achievement for 2014 was 95.7%. In its review of the Company’s 2014 performance, however, the Committee exercised negative discretion to reduce that corporate level

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achievement from 95.7% to 84.1%. As a result, following a review of the performance factors, and weighting achievement of applicable corporate, business unit and individual criteria, the Committee made the following cash incentive awards to our NEOs under the Executive Incentive Plan:

Name	Fiscal 2014 Target Executive Incentive as % of Base Salary	Fiscal 2014 Target (Potential) Executive Incentive ($)	Fiscal 2014 Actual Executive Incentive Payout ($)
Steven Laub	160%	1,208,000	966,400
Steve Skaggs	90%	405,000	352,553
Reza Kazerounian	100%	475,000	451,652
Rob Valiton	90%	378,000	389,685
Scott Wornow	80%	328,000	289,624

Long-Term Equity Incentives

Atmel provides long-term incentive compensation through RSU awards, including PRSUs with specific performance objectives and additional time-based vesting provisions, and time-based RSUs. Atmel’s equity compensation program is intended to align the interests of our NEOs, and other management, with those of our stockholders by creating an incentive for our employees to create and maintain long-term stockholder value and to attract, retain and motivate highly-talented executives. The Committee views all equity awards, whether the awards have specific performance or time-based requirements attached, or a combination thereof, as inherently variable since the grant date value of those awards may not necessarily be indicative of their value when, and if, the shares underlying those awards are ever released or sold.

The Committee annually reviews and evaluates the Company’s performance-based compensation programs. In 2013, the Committee determined that the historical three-year performance plans that the Company had generally used in prior years, and which generally resulted in large performance-based equity grants to participants in the year of adoption, but no further performance-based equity grants to those same participants for several years (as was the case with the Company’s 2008 and 2011 long-term performance plans), were highly complex to structure and implement, were not the most effective method for addressing unforeseeable future macroeconomic or industry changes or other material events that might affect the Company’s performance, including acquisitions, dispositions, unexpected material investment decisions or similar matters, and were not necessarily indicative of evolving market trends and practices. Based on those considerations, including discussions with Compensia (the Committee’s independent compensation consultant), and engagement with the Company’s stockholders, in 2013 the Committee designed, developed and adopted the 2014 Plan to focus on non-GAAP gross margin. Prior to adopting the 2015 Plan, the Committee considered market data and information regarding performance-based incentive plans within both the semiconductor market segment in which the Company competes and other technology sectors, the design and effectiveness of the 2014 Plan, the views of Compensia, perspectives shared by the Company’s stockholders as described below under “Consideration of 2014 Say on Pay Advisory Vote and Stockholder Engagement,” and the Company’s strategic business plans and long-term compensation objectives. The Committee believes that a consistent use of annual PRSU grants linked to well-designed performance plans helps to enhance corporate and management alignment with long-term stockholder interests. The Committee also believes that the annual grant of PRSUs helps to eliminate large, episodic performance-based grants (mitigating the perceived compensation “lumpiness” the Company had experienced in its compensation reporting under its 2008 and 2011 long-term performance plans). For more information about our stockholder outreach, see “Consideration of 2014 Say-on-Pay Advisory Vote and Stockholder Engagement” below.

Awards Realized Under Our 2014 Plan

The 2014 Plan established performance metrics for the Company and each business unit based on non-GAAP gross margin calculated at the end of each 2014 calendar quarter (other than the

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Company’s XSense business unit for which the performance metric was based on 2014 cumulative calendar year revenue). For the Company’s CEO, and other corporate-level participants, performance-based awards were credited based entirely on the achievement of corporate-level, consolidated, non-GAAP gross margin metrics. For business unit participants, 25% of their performance-based awards were credited based on the achievement of corporate-level, consolidated non-GAAP gross margin metrics and 75% of their performance-based awards were credited based on the achievement of business-unit specific non-GAAP gross margin metrics.

On a consolidated basis at the corporate level, the Committee established a:

•	“threshold” non-GAAP gross margin metric of 46%;

•	“target” non-GAAP gross margin metric of 49%; and

•	“maximum” non-GAAP gross margin metric of 54%.

For business unit participants (other than XSense as noted), the Committee established: “threshold” non-GAAP gross margin percentages generally ranging from the high 30s to the high 60s; “target” non-GAAP gross margin percentages generally ranging from the low 40s to the low 70s; and “maximum” non-GAAP gross margin percentages generally ranging from the high 40s to the high 70s.

Non-GAAP gross margin metrics were measured at the end of each calendar quarter during 2014. Performance metrics and awards were based on the highest non-GAAP gross margin achieved during the performance period. While our 2014 fourth quarter non-GAAP gross margin met the specified “target,” as we publicly reported, our Compensation Committee reduced corporate level non-GAAP gross margin for purposes of calculating participant achievement under the 2014 Plan. Based on those adjustments, corporate level achievement under the 2014 Plan was deemed equal to 78% of the “target” level and 26% of the maximum level. As a result, our NEOs forfeited approximately 850,000 PRSUs under the 2014 Plan (however, based on the performance of his business units, which accounted for 75% of his award, one NEO exceeded his overall target level performance metric).

Vesting. PRSUs that have been credited vest, subject to the continued employment of the participant, as follows:

•	one-third in the first quarter of 2015;

•	one-third, on a quarterly basis, commencing in the first quarter of 2015 and ending by December 31, 2015; and

•	one-third, on a quarterly basis, commencing in the first quarter of 2016 and ending by December 31, 2016.

The table below sets forth the actual value of PRSUs realized by our NEOs under our 2014 Plan, which vest as described in footnote (3) of this table:

Executive	Target Payout (Based on Market Value on Date of Grant) ($)(1)	Payout Value on Realization Date (Based on Market Value at December 31, 2014) ($)(2)(3)	Number of Shares Granted and Forfeited Under 2014 Plan		Value of Shares Forfeited by NEO(5)
			Maximum Shares Granted	Shares Forfeited(4)
Steven Laub	1,745,046	1,559,830	714,208	528,514	4,439,518
Steve Skaggs	298,126	266,482	122,017	90,293	758,461
Reza Kazerounian	298,111	142,750	122,010	105,016	882,134
Rob Valiton	273,284	427,115	111,849	61,002	512,417
Scott Wornow	218,625	195,418	89,479	66,215	556,206

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(1)	The target payout value was based on the closing price of our common stock on the NASDAQ Global Select Market of $7.33 per share on the date of grant, December 17, 2013.
(2)	The actual payout value is based on the closing price of our common stock on the NASDAQ Global Select Market of $8.40 per share on December 31, 2014, and reflects actual achievement for each individual under the 2014 Plan.
(3)	Under the 2014 Plan, one-third of the realized PRSUs vested on February 15, 2015; one-third vests quarterly from February 15, 2015 through November 15, 2015; and one-third vests quarterly from February 15, 2016 through November 15, 2016.
(4)	Reflects the actual number of shares forfeited by our NEOs under the 2014 Plan.
(5)	Reflects the value of the shares forfeited by our NEOs under the 2014 Plan based on the closing price of our common stock on the NASDAQ Global Select Market of $8.40 per share on December 31, 2014.

Our New 2015 Plan

Our 2015 Plan was adopted after an extensive review by the Committee of market data and information regarding performance-based incentive plans within both the semiconductor market segment in which the Company competes and other technology sectors, the design and effectiveness of the 2014 Plan, the views of Compensia (the Committee’s independent compensation consultant), perspectives shared by the Company’s stockholders, and the Company’s strategic business plans and long-term compensation objectives.

The grant date fair value of the PRSUs (at “target” level achievement) made to each of our NEOs in each of the past two years is set forth in the table below:

Name	2014 Performance- based RSU Award ($)(1)	2013 Performance- based RSU Award ($)(1)
Steven Laub	3,410,867	1,745,046
Steve Skaggs	433,925	298,126
Reza Kazerounian	504,564	298,111
Rob Valiton	622,299	273,284
Scott Wornow	302,737	218,625

(1)	Amounts shown do not reflect compensation actually received. Instead the dollar value of these awards is the aggregate grant date fair value computed in accordance with FASB ASC 718, excluding any estimate of future forfeitures related to service-based vesting conditions.

Performance Metrics. The 2015 Plan compares the Company’s publicly-reported non-GAAP earnings per share growth rate from 2014 to 2015 to the adjusted earnings per share growth rates of companies included within the well-established Philadelphia Semiconductor Sector IndexSM (SOXSM) during the same period. The SOX Index is a modified market capitalization-weighted index composed of companies primarily involved in the design, distribution, manufacture, and sale of semiconductors. Our Committee believes that a comparison of the Company’s non-GAAP earnings per share growth rate against the adjusted, or non-GAAP, earnings per share growth rate of companies included in the SOX Index offers an effective method for evaluating relative corporate and management performance.

For purposes of the 2015 Plan, and to ensure appropriate comparisons, “adjusted earnings per share” for the applicable measurement period for any company included within the SOX Index means that company’s (x) non-GAAP earnings per share, as publicly reported by that company, or (y) GAAP (or International Financial Reporting Standards, or IFRS) earnings per share, adjusted to exclude for the measurement period (to the extent such adjustments are publicly disclosed) each of the following: share-based compensation expense; restructuring and impairment charges (credits); loss (gain) on

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sale; acquisition and divestiture related expenses; intellectual property related settlement charges; non-cash tax expenses; other non-recurring tax items; and such other items as may be appropriate, in the Committee’s discretion, to make equivalent comparisons between the Company’s non-GAAP earnings per share and the adjusted earnings per share for other companies included within the SOX Index.

The Committee has established the following achievement levels under the 2015 Performance Plan:

Atmel non-GAAP EPS % Growth Compared to SOX Adjusted EPS % Growth*	% of Target Achieved**
<25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
75th Percentile	150%
>75th Percentile	200%

*	Companies included within the SOX Index with negative adjusted earnings per share for fiscal 2014 will be excluded from the index group for comparison purposes.
**	Percentage of target achievement linear between 50% and 150%.

Vesting. PRSUs that have been credited are expected to vest, subject to the continued employment of the participant, as follows:

•	one-third in the first quarter of 2016;

•	one-third, on a quarterly basis, commencing in the first quarter of 2016 and ending by December 31, 2016; and

•	one-third, on a quarterly basis, commencing in the first quarter of 2017 and ending by December 31, 2017.

For participants who are included within the 2015 Plan at any time after January 1, 2015, awards will be pro-rated to reflect the actual time a participant has been an employee of, or a service provider to, the Company.

Change of Control. For participants that are subject to change of control protections under their respective employment agreements, the Company’s Change of Control and Severance Plan or as otherwise determined by the Committee, in the event of any change of control, all PRSUs for which it was reasonably likely that the performance criteria (at threshold, target or maximum levels) would have been satisfied (assuming performance by the Company in a manner consistent with its performance immediately prior to the occurrence of the change of control) on or prior to the last day of the calendar quarter ending immediately after the change of control occurs, based on the reasonable determination of the Committee, shall immediately vest and be released for delivery to such covered participant within 30 days of the change of control, and any and all other granted PRSUs that have not vested as of the change of control shall be immediately converted to time-based RSUs, vesting quarterly, commencing with the first business day on the first calendar month immediately following the date of change of control, until vesting fully on November 15, 2017 (subject, in all respects, thereafter, to any “double-trigger” provisions, if any, that may be applicable under change of control or other arrangements to which the terminated employee may be subject).

Death and Qualified Disability. For participants that are entitled to death or qualified disability benefits under their respective employment agreements, the Company’s Change of Control and

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Severance Plan, or as otherwise determined by the Committee, in the event of a participant’s death or qualified disability, any and all granted PRSUs, if not otherwise forfeited prior to the death or qualified disability of the covered participant, shall immediately be credited to the participant (or estate), and deemed earned in all respects, upon death or qualified disability.

Time-based RSUs

In addition to grants of PRSUs, our Committee awards RSUs with time-based restrictions to our NEOs. Time-based RSU awards are variable in that their value to the recipient may change over time and the grant-date value of such awards may not be indicative of their value when released or sold. For 2014, time-based RSUs were granted in August 2014. These awards vest quarterly over four years, subject generally to continued employment. In determining the number of RSUs to be granted to each of our NEOs, the Committee evaluated the total compensation potential for each executive, which consists of base salary, variable-incentive opportunity, and the assumed value of equity compensation based on market prices of Atmel’s common stock at the time of grant (which may be materially different from the value of those grants on the date they vest or are actually sold by the recipients). During that process, the Committee also considered the amount of unvested equity held by each NEO and evaluated the relative retention value of that NEO’s remaining unvested equity.

The grant date fair value of the time-based RSUs to each of our NEOs in each of the past two years is set forth in the table below:

Name	2014 Annual RSU Award ($)(1)	2013 Annual RSU Award ($)(1)
Steven Laub	1,836,618	3,429,049
Steve Skaggs	877,940	2,658,827	(2)
Reza Kazerounian	1,009,128	5,291,911	(3)
Rob Valiton	1,244,598	878,996
Scott Wornow	1,715,528	839,929

(1)	Amounts shown do not reflect compensation actually received. Instead the dollar value of these awards is the aggregate grant date fair value computed in accordance with FASB ASC 718, excluding any estimate of future forfeitures related to service-based vesting conditions.
(2)	Includes a grant of RSUs made to Mr. Skaggs approved on May 21, 2013 in connection with his promotion to Chief Financial Officer.
(3)	Includes a grant of RSUs made to Dr. Kazerounian approved on March 29, 2013 in connection with his appointment as Senior Vice President and General Manager, Microcontroller Business Unit.

Consideration of 2014 Say on Pay Advisory Vote and Stockholder Engagement

The Committee also considers the annual “Say on Pay” advisory vote on executive compensation and seeks to engage with significant stockholders regarding corporate governance matters. At the 2014 Annual Meeting of Stockholders, approximately 88.8% percent of votes were cast in favor of our executive compensation.

We engaged in extensive outreach with our stockholders after our 2013 Annual Meeting. As a result, among other things, of those discussions and other matters considered by our Board, in early 2014 we adopted equity ownership guidelines for our senior executives and a claw-back policy.

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Following our 2014 Annual Meeting of Stockholders, we engaged in outreach with stockholders representing, at various times, nearly one-half of our outstanding shares. As part of this process, we requested our stockholders’ views on, and engaged in discussions with those stockholders about, the following matters:

•	Performance-based Incentive Plans. The design, structure, framework and metrics of long-term performance-based incentive plans with which they were familiar, the sectors within which those plans applied, and the types of plans they believed most favorably aligned management and stockholder interests.

•	Board and Committee Composition. Board tenure, diversity, skillsets and refreshment, including whether tenure limits were appropriate or necessary, considerations and issues within the technology sector related to diversity, and the purposes underlying Board refreshment processes.

•	Corporate Governance. Other corporate governance matters that they believed were relevant to Atmel, or were likely to become significant in the marketplace in the future, including, for example, exclusive forum bylaws that designate the court(s) in which corporate-governance-related litigation must proceed.

The Committee will continue to consider the results of future Say on Pay proposals and seek further investor feedback as it monitors the design and effectiveness of all executive compensation programs.

Committee Evaluation of Company Performance and Executive Compensation Programs

The Committee continually evaluates Atmel’s performance, both relative and absolute, within the semiconductor industry and the microcontroller sector within which Atmel generates a majority of its revenues. In addition to those absolute and relative assessments, the Committee also considers global economic conditions and their effect on corporate performance, with the objective of also seeking to evaluate performance metrics that are more within the control of Company management.

The Committee evaluates the Company’s use of equity-linked compensation plans, including the Company’s performance-based compensation programs, and the balance between short-term and long-term pay. The Committee expects to review the efficacy of the 2015 Plan through the course of 2015 and into early 2016. Through that exercise, the Committee will seek to evaluate the alignment that the design and structure of the 2015 Plan achieves with corporate performance and stockholder interests and consider any adjustments necessary to better achieve these objectives.

Compensation Consultants

The Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In addition, the Committee is free to replace its compensation advisors or retain additional advisors at any time.

Since 2006, the Committee has engaged Compensia as its advisor to provide analysis, advice and guidance on executive compensation. Compensia reports to the Committee and receives its instructions from the Committee. The Committee has sole discretion to terminate Compensia and to determine its fees. Since 2008, Compensia has also advised Atmel’s Corporate Governance and Nominating Committee with respect to the compensation of Atmel’s Board of Directors.

Compensia is an independent compensation advisor, with special expertise and extensive experience in the technology sector, and has no business other than advising boards and management teams on executive compensation issues. The Committee considered those factors in selecting Compensia.

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In 2014, Compensia worked in collaboration with Atmel’s management at the Committee’s direction to review management’s recommendations to the Committee and to provide information and guidance to management on the Committee’s behalf. As the Committee’s consultant, Compensia made recommendations directly to the Committee and attended portions of the Committee’s executive sessions without the involvement of management, as required by the Committee, and in order to support the Committee’s independent decision-making. Compensia performed the following services related to executive compensation at the request of the Committee in 2014:

•	A review of the competitive assessment of Atmel’s senior executive compensation program performed by Radford, a business unit of Aon Hewitt (“Radford”);

•	A review of Atmel’s short-term and long-term incentive plans, including the balance between short-term and long-term compensation and the relative percentages of performance and variable-based compensation, and of competitive incentive plan practices; and

•	A review of the Committee’s processes and effectiveness.

Compensia did not provide any services to Atmel, other than the services described above, during 2014. For services in 2014, we paid Compensia approximately $32,315.

In addition, management has engaged Radford to provide compensation data, information regarding market practices, additional support to Atmel’s compensation planning process, and a competitive assessment of Atmel’s senior executive compensation program. Radford attended portions of certain Committee meetings during 2014 at the request of the Committee and assisted management in collecting and providing information to the Committee.

Other Benefit Programs

Severance/Change of Control Benefits

Atmel has a Senior Executive Change of Control and Severance Plan under which Atmel provides its senior executive officers with certain severance and other payments following a termination of employment, including in connection with a change of control. Our CEO’s employment agreement provides him with similar benefits. Atmel does not provide for tax gross-ups on any payments made under the Change of Control and Severance Plan or under our CEO’s employment agreement. The payments that may be made pursuant to the Change of Control and Severance Plan are described further below under the section entitled “Potential Payments upon Termination or Change of Control.”

Retirement Plans, Executive Perquisites and Generally Available Benefit Programs

Atmel maintains a tax-qualified 401(k) Tax Deferred Savings Plan (the “401(k) Plan”), which provides for broad-based employee participation. In addition, Atmel maintains the Atmel Executive Deferred Compensation Plan (the “EDCP”), which is a non-qualified U.S. deferred compensation plan offered to higher-level U.S. employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) Plan. Participants are credited with deemed investment returns based on the allocation of their account balances among a range of mutual funds available for the deemed investment of amounts credited under the EDCP. Participants remain general creditors of Atmel. Atmel offers the EDCP as a competitive practice to enable it to attract and retain top talent. The EDCP is evaluated for competitiveness in the marketplace from time-to-time, but the level of benefit provided by the EDCP is not typically taken into account in determining an executive’s overall compensation package for a particular year.

In 2014, executive officers were eligible to receive health care coverage that is generally available to other Atmel employees. In addition, Atmel offers a number of other benefits to the

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executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent-care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits. Consistent with practice in the semiconductor industry, Atmel does not otherwise generally provide perquisites to its NEOs.

Other Aspects of our Executive Compensation Programs

Role of Compensation Committee

Atmel’s executive compensation program is overseen and administered by the Committee. The Committee currently consists of Messrs. Saltich (Chairman), Carinalli, Der Torossian, and Sugishita. Each of these individuals qualifies as (1) an “independent director” under the NASDAQ listing standards, (2) a “non-employee director” under Rule 16b-3 of the Exchange Act, and (3) an “outside director” under Code Section 162(m). The Committee reviews and approves our executive compensation objectives and programs; approves specific executive officer compensation decisions, such as salaries, target bonuses and actual bonuses; and administers our stock incentive plans. The Committee has the ultimate authority to make decisions with respect to the compensation of our NEOs, but may, if it chooses, delegate any of its responsibilities to a subcommittee. The Committee has not delegated any of its authority with respect to any material compensation component affecting executive officers of Atmel. The Committee held nine meetings during 2014. The Committee operates under a written charter, which it reviews annually, adopted by our Board. A copy of the charter is available at http://ir.atmel.com/governance.cfm.

Role of Executive Officers in Compensation Decisions

The Committee meets with Atmel’s CEO and/or other executives to obtain recommendations with respect to Company compensation programs, practices, and packages for executive officers and certain other employees. Management makes recommendations to the Committee on base salaries, target and actual bonuses, and equity compensation for the executive team and other employees; however, individual executive officers do not propose or seek approval for their own compensation. The Committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive compensation. Compensia advises the Committee with respect to these executive compensation programs.

Our CEO attends portions of the Committee’s meetings, but the Committee also holds executive sessions not attended by any members of management or non-independent directors. The Committee discusses our CEO’s compensation package with him, but deliberates and makes decisions with respect to his compensation without him present and in consultation with its independent compensation consultant. The Board has delegated authority to our CEO to grant options and RSUs, within specified limits, to non-executive employees under specific circumstances, including with prior review and approval from our Vice President of Human Resources (or a delegate), subsequent review from our Chief Legal Officer (or a delegate), and in certain circumstances subsequent approval from the Chairman of the Committee. Copies of approvals pursuant to this delegation of authority are periodically reviewed with the Committee.

Role of Compensation Consultant

As described above under “Compensation Consultants,” the Committee engaged Compensia to advise it and assist it in connection with 2014 compensation decisions. Compensia offered the Committee advice with respect to salary, bonus and equity compensation of executive officers, performance-based plans (including the design and structure of the 2015 Plan), the compensation-related terms of senior employment arrangements, and general information related to market trends and developments affecting compensation practices. Our Committee also sought Compensia’s advice regarding the relationship between our CEO’s compensation and Atmel’s performance.

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Our Peer Companies

In analyzing our 2014 executive compensation program, Compensia used data from a group of peer companies in the semiconductor industry (the “Core Peer Companies”) and a group of companies in the high-tech industry identified as high growth and high performing (the “Broad High-Tech Peer Companies”).

The Core Peer Companies were selected on the basis of their similarity to Atmel in size (as determined by revenue, market capitalization, net income, and number of employees), business strategy and industry. The Committee reviews the Core Peer Companies at least annually and makes adjustments to its composition, taking into account changes in both the Company’s business and the businesses of the Core Peer Companies. For 2014, our Core Peer Companies were:

Core Peer Companies:

•    Altera Corporation

•    Analog Devices, Inc.

•    Cypress Semiconductor Corporation

•    Fairchild Semiconductor International, Inc.

•    Freescale Semiconductor, Ltd.

•    Linear Technology Corporation

•    LSI Corporation (LSI Logic)*

• Marvell Technology Group Ltd. • Maxim Integrated Products, Inc. • Microchip Technology Incorporated • NVIDIA Corporation • ON Semiconductor Corporation • Xilinx, Inc.

*	Acquired by Avago in May 2014.

The Broad High-Tech Peer Companies were selected, notwithstanding differences in financial and business models, on the basis that they offered reasonable comparisons for the Committee to further assess and evaluate Atmel’s performance and executive compensation program, and were also approved by the Committee. Our Broad High-Tech Peer Companies in 2014 were:

Broad High-Tech Peer Companies:

• Juniper Networks, Inc. • Nuance Communications, Inc. • Polycom, Inc.	• Salesforce.com, Inc. • Trimble Navigation Limited

The companies included in these groups may change from year-to-year depending on various factors, including the acquisition of a referenced company or the identification of other companies that offer more valuable comparative information.

To analyze the compensation practices of the Core Peer Companies and the Broad High-Tech Peer Companies, the Committee’s independent compensation consultant, Compensia, reviewed data that Radford gathered from publicly-available information. Neither the Committee nor Compensia was obligated to accept, or limited to, the information gathered by Radford. The Committee and Compensia reviewed and considered that information and determined that it was appropriate for purposes of evaluating and assessing compensation decisions for the Company. The Core Peer Company and Broad High-Tech Peer Company data was used as a reference point to assess Atmel’s current compensation levels by the Committee in the course of its deliberations on compensation design and amounts.

Executive Officer and Director Equity Ownership Guidelines

Pursuant to our Corporate Governance Principles, equity ownership for our directors and executive officers is encouraged. In 2014, as more fully described under “Consideration of 2014 Say on Pay Advisory Vote and Stockholder Engagement” above, our Board adopted equity guidelines for our senior officers mandating prescribed levels of equity ownership. In addition, as described under

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“Compensation of Directors – Standard Director Compensation Arrangements,” in 2011, our Board previously enacted mandatory equity ownership guidelines for directors.

Trading Restrictions; Prohibitions on Hedging or Pledging

Our directors, executive officers and other specified individuals with access to sensitive, confidential corporate information are subject to our Insider Trading Policy. That Policy prohibits those persons from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative transactions with respect to Atmel’s securities. As part of that Policy, we also prohibit hedging, and similar transactions, designed to decrease the risks associated with actually holding Atmel equity securities. We also prohibit pledging Atmel securities as collateral for loans.

Equity Grant Practices

Equity-based incentives are granted to our executive officers under Atmel’s stockholder-approved 2005 Stock Plan. Pursuant to Atmel’s equity compensation granting policy, grants to executive officers are approved either during scheduled meetings or by unanimous written consent of the Committee effective, in the case of a written consent, upon the date the last signature of a member of the Committee is obtained. RSUs generally commence vesting on the 15th day of the middle month of the calendar quarter in which the Committee approval occurs. Options are granted on the 15th day of the month on or after the approval date, or the next trading day if the market is not open on the 15th day of the month (for example, stock options approved between October 16 and November 15 would be granted on November 15). All options have a per-share exercise price equal to the closing price of Atmel’s common stock on the grant date.

Accounting and Tax Considerations

Atmel has considered the potential impacts of the excise taxes under Sections 280G and 409A of the Code and has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to these Sections. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests, and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of Atmel that exceeds certain limits, and that Atmel or its successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, Atmel structured the EDCP and structures its equity awards and other compensation programs in a manner intended to comply with the applicable Section 409A requirements.

In determining which elements of compensation are to be paid, and how they are weighted, Atmel also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Code. Under Section 162(m), Atmel generally receives a federal income tax deduction for compensation paid to any of its NEOs only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. To the extent that aspects of a performance-based compensation plan are adjusted in the discretion of the Committee, the exercise of that form of discretion, notwithstanding that the exercise of such discretion is expressly permitted by the terms of a plan, may result in that compensation not being deductible. The Committee has retained the discretion to implement the 2015 Plan and other compensation plans in a manner that the Committee believes most effectively achieves the objectives of Atmel’s compensation philosophies, as described above. If that discretion is exercised, it may result in the non-deductibility of executive compensation in excess of  $1 million during any fiscal year.

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Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Atmel specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2014 required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Jack L. Saltich (Chairman) Charles Carinalli Papken Der Torossian David Sugishita

Compensation Practices and Risk

The Committee has discussed the concept of risk as it relates to our compensation program, and the Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	We use different types of compensation arrangements to provide a balance of long and short-term incentives with fixed and variable components.

•	We grant equity-based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term equity appreciation.

•	The metrics used to determine the amount of an executive’s bonus under the 2014 Executive Incentive Plan included Company-wide metrics and, for certain employees, business unit-wide metrics, which we believe promote long-term value. In addition, a participant’s overall bonus cannot exceed two times the target amount, no matter how much financial performance exceeds the metrics established at the beginning of the year.

•	The Committee retains discretion to modify or to eliminate incentive bonuses that would otherwise be payable based on actual financial performance under our 2015 Executive Incentive Plan.

•	Our system of internal control over financial reporting, standards of business conduct, internal risk management and whistleblower programs, and continuous employee training, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our 2015 Executive Incentive Plan.

•	We maintain a “claw-back” policy, which our Board adopted in 2014.

•	We maintain equity ownership guidelines for our senior officers, which our Board adopted in 2014 (Directors have been subject to equity ownership guidelines since 2011).

The Committee reviews the primary elements of our compensation program on an annual basis and reviews the other elements from time-to-time to ensure that compensation levels remain competitive.

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Summary Compensation Table

The following table presents information concerning the total compensation of  (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of fiscal 2014 (collectively, our “NEOs”).

								Non-Equity
					Stock			Incentive Plan	All Other
Name/Principal		Salary	Bonus		Awards		Option	Compensation	Compensation	Total
Position	Year	($)	($)		($)(1)		Awards ($)	($)(2)	($)(3)	($)(4)
Steven Laub	2014	737,577	—		5,247,485	(8)	—	966,400	23,074	6,974,536	(10)
President and Chief	2013	755,000	—		5,174,095	(9)	—	1,000,224	24,388	6,953,707	(11)
Executive Officer	2012	743,385	950	(7)	4,832,190		—	613,224	20,675	6,210,424

Steve Skaggs(5)	2014	444,462	—		1,311,865	(8)	—	352,553	113,803	2,222,682	(10)
Senior Vice President and	2013	418,366	—		2,956,953	(9)		440,168	99,387	3,914,874	(11)
Chief Financial Officer

Reza Kazerounian(6)	2014	453,365	—		1,513,692	(8)		451,652	22,054	2,440,763	(10)
Senior Vice President,
General Manager

Robert Valiton	2014	393,000			1,866,896	(8)	—	389,685	18,987	2,668,569	(10)
Senior Vice President,	2013	373,385			1,152,281	(9)	—	345,343	19,793	1,890,801	(11)
General Manager	2012	358,923	—		930,798		—	132,163	18,954	1,440,838

Scott Wornow	2014	397,538			2,018,265	(8)	—	289,624	20,175	2,725,603	(10)
Senior Vice President,	2013	387,154	—		1,058,553	(9)	—	321,638	20,603	1,787,948	(11)
Chief Legal Officer	2012	378,077	—		779,922			225,986	19,720	1,403,705

(1)	Stock awards consist of RSUs and also, in years 2013 and 2014, performance-based RSUs. Amounts shown in this column do not reflect compensation actually received by the NEO. Instead, the dollar value of the awards shown in this column is the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) ASC 718 for the years ended December 31, 2012, 2013 and 2014, excluding any estimate of future forfeitures related to service-based vesting conditions for RSUs. The assumptions used in the valuation of these awards are set forth in the Notes to Consolidated Financial Statements in our fiscal 2014 Annual Report on Form 10-K filed with the SEC on February 26, 2015.
(2)	The amounts under Non-Equity Incentive Plan Compensation reflect bonuses paid pursuant to the executive incentive plans adopted by the Committee on (i) March 22, 2014 (the “2014 Executive Incentive Plan”), (ii) May 10, 2013 (the “2013 Executive Incentive Plan”), and (ii) March 27, 2012 (the “2012 Executive Incentive Plan”). Amounts paid under the 2014 Executive Incentive Plan, 2013 Executive Incentive Plan and the 2012 Executive Incentive Plan were paid in cash in fiscal 2015, fiscal 2014 and fiscal 2013, respectively. For more information regarding the 2014 Executive Incentive Plan, see “Grants of Plan-Based Awards in 2014” below.
(3)	The value and components of perquisites and other personal benefits for each of the NEOs for fiscal 2014 are set forth below in the “All Other Compensation for Fiscal Year 2014” table.
(4)	Amounts shown in this column do not reflect compensation actually received by the NEO. Instead, the dollar value of the awards reflected as part of total compensation in this column is the aggregate grant date fair value computed in accordance with the FASB ASC 718 for the years ended December 31, 2012, 2013 and 2014, excluding any estimate of future forfeitures related to service-based vesting conditions for RSUs. See footnote (1).
(5)	Mr. Skaggs became an NEO of Atmel in 2013.
(6)	Mr. Kazerounian became an NEO of Atmel in 2014.
(7)	Represents a bonus paid in connection with a patent award.
(8)	Stock award consists of grants of annual time-based RSUs granted in August 2014 and performance-based RSUs granted in August 2014 and December 2014 under our 2015 Plan.

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The grant date fair values for these awards are calculated in accordance with footnote (1). The grant date fair value for the performance-based RSUs assumes achievement at the target level under our 2015 Plan and a payout of the target number of shares. Assuming achievement at the maximum level under the 2015 Plan and payout of the maximum number of shares, the maximum stock award grant date fair values would be as follows: Mr. Laub $8,451,633; Mr. Skaggs $1,719,491; Mr. Kazerounian $1,987,677; Mr. Valiton $2,451,480; and Mr. Wornow $2,302,654. These amounts do not necessarily correspond to the actual value that will be recognized by the NEOs, if any.

(9)	Stock award consists of grants of annual time-based RSUs and performance-based RSUs granted under our 2014 Plan. The grant date fair values for these awards are calculated in accordance with footnote (1). Although the performance period under our 2014 Plan ended on December 31, 2014 and, with the exception of one of our NEOs, our NEOs were awarded less than the “target” level of shares granted to them under the 2014 Plan, for the purposes of this table, the grant date fair value for the performance-based RSUs assumes achievement at the target level under our 2014 Plan and a payout of the target number of shares.
(10)	Total compensation for 2014 includes annual time-based RSUs granted in August 2014 and performance-based RSUs granted in August 2014 and December 2014 under our 2015 Plan. The grant date fair values for these RSU awards are calculated in accordance with footnote (1). The grant date fair value for the performance-based RSUs assumes achievement at the target level under the 2015 Plan and a payout of the target number of shares. Assuming achievement at the maximum level under the 2015 Plan and payout of the maximum number of shares, the maximum total compensation would be as follows: Mr. Laub $10,178,684; Mr. Skaggs $2,630,309; Mr. Kazerounian $2,914,748; Mr. Valiton $3,253,153; and Mr. Wornow $3,009,992. These amounts do not necessarily correspond to the actual value that may be recognized by the NEOs, if any.
(11)	Total compensation for 2013 includes annual time-based RSUs and performance-based RSUs granted under our 2014 Plan (grants under the 2014 Plan were made in 2013). The grant date fair values for these awards are calculated in accordance with footnote (1). Although the performance period under our 2014 Plan ended on December 31, 2014 and, with the exception of one of our NEOs, our NEOs were awarded less than the “target” level of shares granted to them under the 2014 Plan, for the purposes of this table, the grant date fair value for the performance-based RSUs presents assumed achievement at the target level under the 2014 Plan and an assumed (not actual) payout of the target number of shares.

All Other Compensation for Fiscal Year 2014

Name	Health Insurance ($)	Life Insurance ($)	Short Term Disability Insurance ($)	Long Term Disability Insurance ($)	Company Match 401(k) Contribution ($)	Other ($)(1)		Total ($)
Steven Laub	12,633	1,020	151	337	4,000	4,932		23,074
Steve Skaggs	12,213	902	151	337	4,000	96,199	(2)	113,803
Reza Kazerounian	12,213	927	151	337	4,000	4,426		22,054
Robert Valiton	11,684	797	151	337	4,000	2,018		18,987
Scott Wornow	12,633	809	151	337	4,000	2,245		20,175

(1)	Includes, where applicable, premium for excess group term life insurance and annual health insurance wellness awards.
(2)	Includes reimbursement for commuting costs.

For a description of the actions taken by the Committee with respect to the salary of our NEOs for fiscal 2014, please see “Compensation Discussion and Analysis – Base Salary.”

For a description of our process for determining the payment of non-equity, variable incentive compensation to our executive officers, please see “Compensation Discussion and Analysis – Annual, Performance-based Incentive Bonuses.”

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For a description of our practices with respect to perquisites and personal benefits provided to our executive officers, please see “Compensation Discussion and Analysis – Other Benefit Programs – Retirement Plans, Executive Perquisites and Generally Available Benefit Programs.”

From time to time, we enter into agreements with our executive officers. For a description of the material terms of employment agreements and severance and change of control arrangements with our NEOs, please see “Potential Payments upon Termination or Change of Control.”

Grants of Plan-Based Awards in 2014

The following table presents information concerning each grant of an award made to an NEO in 2014 under any plan.

		Estimated Possible Payouts			Estimated Possible Payouts			All Other
		Under Non-Equity Incentive			Under Equity Incentive			Stock
		Plan Awards(1)			Plan Awards(2)			Awards:
								Number of	Grant Date
								Shares of	Fair Value
								Stock or	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)
Steven Laub	—	0	1,208,000	2,416,000	—	—	—	—	—
	8/28/14	—	—	—	—	—	—	214,058	1,836,618
	8/28/14 &
	12/11/14	—	—	—	0	397,537	795,074	—	3,410,867	(5)
Steve Skaggs	—	0	405,000	810,000	—	—	—	—	—
	8/28/14	—	—	—	—	—	—	102,324	877,940
	8/28/14 &
	12/11/14	—	—	—	—	50,574	101,148	—	433,925	(5)
Reza Kazerounian	—	0	475,000	950,000	—	—	—	—	—
	8/28/14	—	—	—	0	—	—	117,614	1,009,128
	8/28/14 &
	12/11/14	—	—	—	—	58,807	117,614	—	504,564	(5)
Robert Valiton	—	0	378,000	756,000	—	—	—	—	—
	8/28/14	—	—	—	—	—	—	145,058	1,244,598
	8/28/14 &
	12/11/14	—	—	—	0	72,529	145,058	—	622,299	(5)
Scott Wornow	—	0	328,000	656,000	—	—	—	—	—
	8/28/14	—	—	—	—	—	—	199,945	1,715,528
	8/28/14 &
	12/11/14	—	—	—	0	35,284	70,568	—	302,737	(5)

(1)	Reflects the minimum, target and maximum payment amounts established for our NEOs under our 2014 Executive Incentive Plan. Payments under the 2014 Executive Incentive Plan depended upon achievement of performance metrics described in further detail in the “Compensation Discussion and Analysis – Annual Performance-based Incentive Bonuses” section above. The amounts achievable under the 2014 Executive Incentive Plan could range from zero (if the minimum level for financial performance and individual goals are not achieved) to a cap of 200% of the NEO’s individual bonus target. The actual payout was determined by the Committee by multiplying (a) the percentage completion of the executive’s goals by (b) the sum of the amounts calculated by applying the performance multipliers to the performance objectives. The Committee determined the actual amounts payable to our NEOs under the 2014 Executive Incentive Plan in March 2015 and these amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” For each NEO, these amounts were paid as a cash bonus during 2015, as follows:

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Fiscal 2014 Bonus Awards ($)
Steven Laub	$966,400
Steve Skaggs	$352,553
Reza Kazerounian	$451,652
Robert Valiton	$389,685
Scott Wornow	$289,624

(2)	Reflects the minimum, target and maximum share amounts that NEOs may receive under the 2015 Plan, depending on performance against the metrics described in further detail above in “Compensation Discussion and Analysis – Long-Term Equity Incentives – Our New 2015 Plan.” Performance-based RSUs granted to NEOs under the 2015 Plan generally will be credited and will vest (over two years) based on the performance of our non-GAAP earnings per share growth rate from 2014 to 2015 compared to the adjusted earnings per share growth rates of companies included within the SOX Index. The actual payout, if any, will be determined by the Committee.
(3)	Reflects RSUs granted pursuant to the 2005 Stock Plan. Each RSU represents a contingent right to receive one share of Atmel’s common stock. 6.25% vest each quarter such that 100% of the shares will be fully vested on August 15, 2018.
(4)	Reflects the grant date fair value of each equity award computed in accordance with FASB ASC 718, excluding any estimate of future forfeitures related to service-based vesting conditions. The assumptions used in the valuation of these awards are set forth in the Notes to Consolidated Financial Statements in our fiscal 2014 Annual Report on Form 10-K filed with the SEC on February 26, 2015. These amounts do not necessarily correspond to the actual value that will be recognized by the NEOs, if any.
(5)	Reflects the grant date fair value of the awards granted on August 28, 2014 and December 11, 2014 under our 2015 Plan, assuming achievement at the target level under the 2015 Plan. Assuming achievement at the maximum level under the 2015 Plan and payment of the maximum number of shares, the grant date value of these awards would be: Mr. Laub $6,615,016; Mr. Skaggs $841,551; Mr. Kazerounian $978,548; Mr. Valiton $1,206,883; and Mr. Wornow $587,126. These amounts do not necessarily correspond to the actual value that will be recognized by the NEOs, if any.

Outstanding Equity Awards at 2014 Fiscal Year End

The following table presents information concerning unexercised options and stock that had not vested as of the end of 2014 for each NEO.

	Option Awards					Stock Awards
	Grant	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Date(1)	Exercisable	Unexercisable	($)	Date	(#)	($)(2)	(#)(3)	($)(2)(4)(5)
Steven Laub	09/20/11(6)	—	—	—	—	81,337	683,231	—	—
	08/23/12(6)	—	—	—	—	355,906	2,989,610	—	—
	08/23/13(6)	—	—	—	—	314,749	2,643,892	—	—
	12/17/13(7)	—	—	—	—	—	—	238,069	1,999,782
	08/28/14(6)	—	—	—	—	200,679	1,685,704	—	—
	8/28/14 & 12/11/14(8)	—	—	—	—	—	—	397,537	3,339,311

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	Option Awards					Stock Awards
	Grant	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Date(1)	Exercisable	Unexercisable	($)	Date	(#)	($)(2)	(#)(3)	($)(2)(4)(5)
Steve Skaggs	09/02/10(9)	54,168	0	6.11	9/2/2020	—	—	—	—
	09/02/10(9)	5,832	0	6.11	9/2/2020	—	—	—	—
	09/20/11(6)	—	—	—	—	10,162	85,361	—	—
	08/23/12(6)	—	—	—	—	51,887	435,851	—	—
	05/21/13(6)	—	—	—	—	156,250	1,312,500	—	—
	08/23/13(6)	—	—	—	—	71,717	602,423	—	—
	12/17/13(7)	—	—	—	—	—	—	40,672	341,648
	08/28/14(6)	—	—	—	—	95,929	805,804	—	—
	8/28/14 & 12/11/14(8)	—	—	—	—	—	—	50,574	424,822
Reza Kazerounian	03/29/13(10)	—	—	—	—	336,375	2,825,550	—	—
	08/23/13(6)	—	—	—	—	107,576	903,638	—	—
	12/17/13(7)	—	—	—	—	—	—	40,670	341,628
	08/28/14(6)	—	—	—	—	110,263	926,209	—	—
	8/28/14 & 12/11/14(8)	—	—	—	—	—	—	58,807	493,979
Robert Valiton	08/28/09(9)	2,645	0	4.23	5/14/2017	—	—	—	—
	08/28/09(9)	57,354	0	4.23	5/14/2017	—	—	—	—
	09/20/11(6)	—	—	—	—	16,256	136,550	—	—
	08/23/12(6)	—	—	—	—	68,556	575,870	—	—
	08/23/13(6)	—	—	—	—	80,682	677,729	—	—
	12/17/13(7)	—	—	—	—	—	—	37,283	313,177
	08/28/14(6)	—	—	—	—	135,992	1,142,333	—	—
	8/28/14 & 12/11/14(8)	—	—	—	—	—	—	72,529	609,244
Scott Wornow	09/20/11(6)	—	—	—	—	12,187	102,371	—	—
	08/23/12(6)	—	—	—	—	57,444	482,530	—	—
	08/23/13(6)	—	—	—	—	77,096	647,606	—	—
	12/17/13(7)	—	—	—	—	—	—	29,826	250,541
	08/28/14(6)	—	—	—	—	187,448	1,574,563	—	—
	8/28/14 & 12/11/14(8)	—	—	—	—	—	—	35,284	296,386

(1)	In each case, vesting is subject to the NEO being a service provider, as defined in the 2005 Stock Plan, on the applicable vesting date, or as otherwise provided under any applicable employment agreement or change of control plan.
(2)	Market value of unvested RSUs and performance-based RSUs is based on the closing price of our common stock on the NASDAQ Global Select Market of $8.40 per share on December 31, 2014.
(3)	Awards on August 28, 2014 and December 11, 2014 reflect share amounts at target that NEOs may receive under the 2015 Plan depending on performance against the metrics required under the 2015 Plan. Awards on December 17, 2013 reflect share amounts at target that NEOs may receive under the 2014 Plan, although the performance period under our 2014 Plan ended on December 31, 2014 and, with the exception of one of our NEOs, in early 2015 our NEOs were awarded less than the “target” level of shares granted to them under the 2014 Plan. The 2015 Plan is, and the 2014 Plan was, administered under our 2005 Stock Plan. For a
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discussion of the performance metrics under these plans, and the actual payout under the 2014 Plan, see “Compensation Discussion and Analysis – Long-Term Equity Incentives – Awards Realized Under Our 2014 Plan.” The actual payout under the 2015 Plan, if any, will be determined by the Committee.

(4)	Calculates value for performance-based RSUs granted on December 17, 2013 under our 2014 Plan based on achievement at the target level and a payout of the target number of shares. Assuming achievement at the maximum level under the 2014 Plan and payout of the maximum number of shares, the maximum values for the awards granted on December 17, 2013 would be as follows: Mr. Laub $5,999,347; Mr. Skaggs $1,024,943; Mr. Kazerounian $1,024,884; Mr. Valiton $939,532; and Mr. Wornow $751,624. These amounts do not necessarily correspond to the actual value that will be recognized by the NEOs, if any. The performance period under our 2014 Plan ended on December 31, 2014 and, with the exception of one of our NEOs, in early 2015 our NEOs were awarded less than the “target” level of shares granted to them under the 2014 Plan. For a discussion of the performance metrics, and the actual payout, under the 2014 Plan, see “Compensation Discussion and Analysis – Long-Term Equity Incentives – Awards Realized Under Our 2014 Plan.”
(5)	Calculates value for performance-based RSUs granted on August 28, 2014 and December 11, 2014 under our 2015 Plan based on achievement at the target level and a payout of the target number of shares. Assuming achievement at the maximum level under the 2015 Plan and payout of the maximum number of shares, the maximum values for the awards granted on August 28, 2014 and December 11, 2014 be as follows: Mr. Laub $6,678,622; Mr. Skaggs $849,643; Mr. Kazerounian $987,958; Mr. Valiton $1,218,487; and Mr. Wornow $592,771. These amounts do not necessarily correspond to the actual value that will be recognized by the NEOs, if any. For more information about our 2015 Plan, see “Compensation Discussion and Analysis – Long-Term Equity Incentives – Our New 2015 Plan.”
(6)	These RSUs vest 6.25% per quarter until fully vested.
(7)	These performance-based RSUs were granted on December 17, 2013 under our 2014 Plan. The performance period under our 2014 Plan ended on December 31, 2014 and, with the exception of one of our NEOs, in early 2015 our NEOs were awarded less than the “target” level of shares underlying these awards. For more details, see footnote (3) and “Compensation Discussion and Analysis – Long-Term Equity Incentives – Awards Realized Under Our 2014 Plan.”
(8)	These performance-based RSUs were granted on August 28, 2014 and December 11, 2014 under our 2015 Plan. Vesting of these awards is expected to commence, assuming achievement of the underlying performance metrics, in the first calendar quarter of 2016. For more details, see “Compensation Discussion and Analysis – Long-Term Equity Incentives – Our New 2015 Plan.”
(9)	These options are fully vested.
(10)	This RSU vests 25% on February 15, 2014 and then 6.25% per quarter until fully vested.

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Option Exercises and Stock Vested at 2014 Fiscal Year End

The following table provides information with respect to option exercises and stock vested during 2014 for each NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)(3)
Steven Laub	—	—	1,241,742	9,595,358
Steve Skaggs	—	—	202,758	1,590,573
Reza Kazerounian	—	—	317,874	2,500,165
Robert Valiton	19,890	86,323	203,214	1,573,654
Scott Wornow	—	—	183,607	1,431,542

(1)	Market value of underlying shares on date of exercise based on the closing price of our common stock on the NASDAQ Global Select Market on the dates of exercise, minus the exercise price.
(2)	Market value of shares on date of vesting based on the closing price of our common stock on the NASDAQ Global Select Market on the dates of vesting, provided that if the date or dates of vesting do not fall on a trading day then the market value of shares is based on the average of the closing price of our common stock on the NASDAQ Global Select Market on the immediately following and preceding trading days.
(3)	Does not indicate shares were actually sold by the NEO.

Potential Payments upon Termination or Change of Control

Atmel has a Senior Executive Change of Control and Severance Plan (the “CoC Plan”) under which Atmel provides its senior executive officers, other than its CEO who is covered under a separate employment agreement, with severance and other payments following a termination of employment, including in connection with a change of control. Our CEO’s employment agreement separately provides him with change of control and severance benefits, as described below. We discuss the details of these plans and agreements in the following section and estimate the benefits our NEOs would receive assuming that a change of control or other severance event occurred on December 31, 2014 (taking into account that our 2014 Plan ended on December 31, 2014, and that potential payments would no longer be available to participants under the 2014 Plan if a change of control occurred on or after January 1, 2015).

2005 Stock Plan

Pursuant to the terms of the 2005 Stock Plan, in the event of a merger of Atmel into another corporation or the sale of substantially all of the assets of Atmel, each outstanding award is required to be assumed, or an equivalent option or right substituted, by the successor corporation. If the successor corporation refuses to assume or substitute for the award, the participant will fully vest in, and, where applicable, have the right to exercise, all of his or her outstanding options and equity awards, including shares that would not otherwise be vested or exercisable.

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The following table sets forth the estimated benefit to our NEOs in the event a successor corporation had refused to assume or substitute for our NEOs’ outstanding equity awards, assuming the date of the triggering event was December 31, 2014.

Name	Estimated Benefits ($)(1)(2)
Steven Laub	13,341,530
Steve Skaggs	4,008,407
Reza Kazerounian	5,491,004
Robert Valiton	3,454,903
Scott Wornow	3,353,997

(1)	Based on the aggregate market value of unvested option grants and RSUs assuming that the triggering event took place on December 31, 2014, and the price per share of Atmel’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($8.40). Aggregate market value for RSUs has been determined as the product of (i) $8.40, multiplied by (ii) the number of shares underlying unvested RSUs at December 31, 2014. The occurrence of a triggering event on another date, or at different stock prices, would likely produce different results.
(2)	For purposes of the table, the target number of shares underlying PRSUs awarded under the 2014 Plan and 2015 Plan has been assumed. If the maximum number of PRSUs awarded under the 2014 Plan and 2015 Plan were accelerated, the estimated additional benefits to each NEO would be as follows: Mr. Laub $7,338,876; Mr. Skaggs $1,108,117; Mr. Kazerounian $1,177,235; Mr. Valiton $1,235,598; and Mr. Wornow $797,468.

Employment Agreement with Steven Laub and Performance-based Restricted Stock Unit Awards

In connection with Mr. Laub’s appointment in August 2006 as President and Chief Executive Officer of Atmel, Mr. Laub entered into an employment agreement with the Company dated August 6, 2006 (as further amended and restated, the “Employment Agreement”). The Employment Agreement provides for certain payments and benefits to be provided to Mr. Laub (subject to Mr. Laub’s compliance with certain covenants, including covenants not to compete with, disparage, or solicit the employees of Atmel for a prescribed period) in the event that he is terminated without “cause” or that he resigns for “good reason,” including in connection with a “change of control,” as each term is defined in the Employment Agreement.

Effect of Termination under Employment Agreement that is in Connection with a Change in Control. If Mr. Laub’s employment is terminated without cause or his employment terminates due to death or disability, or Mr. Laub resigns for good reason, in each case within three (3) months prior to, or within twenty-four (24) months following, a change of control of the Company, then Mr. Laub will receive: (i) a lump sum payment following termination equal to (A) thirty-six (36) months of his base salary, plus (B) three hundred percent (300%) of his target annual incentive; (ii) accelerated vesting of all unvested equity awards; (iii) eighteen (18) months of reimbursement for health benefit premiums for Mr. Laub and any eligible dependents; and (iv) transitional outplacement benefits; provided that, to the extent any payments would be considered “deferred compensation” under Section 409A of the Code, those payments will be deferred until the date that is six months and a day after termination of his employment.

Effect of Termination under Employment Agreement that is not in Connection with a Change in Control. If Mr. Laub’s employment is terminated without cause or Mr. Laub resigns for good reason, and such termination or resignation is “not in connection with” a change of control, then Mr. Laub will receive: (i) a lump sum payment following termination equal to (A) twenty-four (24) months of his base salary, plus (B) one hundred percent (100%) of his target annual incentive; (ii) accelerated vesting of unvested equity awards that would have vested over the following twelve (12) months, other than

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performance-based restricted stock unit awards or other equity compensation awards that vest based on achievement of express performance goals, which performance goals have not, as of the date of such termination without cause or resignation for good reason, been achieved (except to the extent the performance plan governing, or terms of, those performance-based awards otherwise provide for, and permit, acceleration of those performance-based awards irrespective of whether all applicable performance goals have, or have not, been achieved on the date of the termination without cause or resignation for good reason); and (iii) eighteen (18) months of reimbursement for health benefit premiums for Mr. Laub and any eligible dependents; provided that, to the extent any payments would be considered “deferred compensation” under Section 409A of the Code, those payments will be deferred until the date that is six months and a day after termination of his employment. If Mr. Laub’s employment is terminated due to death or disability and such death or disability is “not in connection with” a change of control, then Mr. Laub will receive: (i) a lump sum payment following termination equal to (A) twenty-four (24) months of his base salary, plus (B) one hundred percent (100%) of his target annual incentive; (ii) accelerated vesting of all unvested equity awards, other than performance-based restricted stock unit awards or other equity compensation awards that vest based on achievement of express performance goals, which performance goals have not, as of the date of such death or disability, been achieved (except to the extent the performance plan governing, or terms of, those performance-based awards otherwise provide for, and permit, acceleration of those performance-based awards irrespective of whether all applicable performance goals have, or have not, been achieved on the date of such death or disability); and (iii) eighteen (18) months of reimbursement for health benefit premiums for Mr. Laub and any eligible dependents; provided that, to the extent any payments would be considered “deferred compensation” under Section 409A of the Code, those payments will be deferred until the date that is six months and a day after termination of his employment.

2015 Plan Performance-based RSU Awards. Mr. Laub participates in the 2015 Plan on the same terms and under the same conditions as other senior executive officers. Mr. Laub will be entitled to the benefits, and to the vesting, contemplated by the 2015 Plan as described above under “Compensation Discussion and Analysis – Our New 2015 Plan.”

The following table provides information concerning the estimated payments and benefits that would have been provided to Mr. Laub in the circumstances described above, assuming, as applicable, a termination date of December 31, 2014.

	Estimated Payments and Benefits(1)
			Involuntary Termination Other Than For Cause or Voluntary Termination for Good Reason		Involuntary Termination due to Death or Disability		Involuntary Termination Other Than For Cause, Termination due to Death or Disability or Voluntary Termination for Good Reason
Type of Benefit	Change of Control with Continued Employment ($)		Not in Connection with a Change of Control ($)		Not in Connection with a Change of Control ($)		In Connection with a Change of Control ($)
Salary	—		1,510,000		1,510,000		2,265,000
Annual, Variable Incentive Bonuses	—		1,208,000		1,208,000		3,624,000
Employment Agreement Vesting Acceleration(2)	—		3,802,512		8,002,436		8,002,436
Performance-based Restricted Stock Unit Award Acceleration	1,559,830	(4)(5)	1,039,886	(5)	4,889,140	(6)	5,339,093	(7)
Reimbursement for Premiums Paid for Continued Health Benefits(3)	—		27,519		27,519		27,519
Total Benefits:	1,559,830	(4)(5)	7,587,918		15,647,906		19,258,049

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(1)	Payments and benefits are estimated assuming that the triggering event took place on December 31, 2014, and the price per share of Atmel’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($8.40). The payments and benefits reflected in the table assume no material payments are made for transitional outplacement services. The occurrence of a triggering event on another date, or at different stock prices, would likely produce different results.
(2)	Reflects the aggregate market value of unvested RSUs (other than PRSUs) that would accelerate. Aggregate market value for RSUs has been determined as the product of (i) $8.40, multiplied by (ii) the number of shares underlying unvested RSUs at December 31, 2014.
(3)	Assumes continued coverage of health benefits at the same level as provided for 2014.
(4)	Assuming that a change of control occurred on December 31, 2014, the 2014 Plan and 2015 Plan each provide that performance-based shares credited for calendar quarters ending prior to the change of control or for which it was reasonably likely that the performance criteria (at threshold, target or maximum levels) would have been satisfied (assuming performance by Atmel in a manner consistent with its performance immediately prior to the occurrence of the change of control) on or prior to the last day of the calendar quarter ending immediately after the change of control occurs, based on the reasonable determination of the Committee, will vest and any other performance-based shares for quarters ending after the change of control that have not been credited will be converted to time based shares.
(5)	For purposes of the table, the actual number of shares credited under the 2014 Plan has been used. The performance period under our 2014 Plan ended on December 31, 2014 and, with the exception of one of our NEOs, in early 2015 our NEOs were awarded less than the “target” level of shares granted to them under the 2014 Plan. For a discussion of the performance metrics, and the actual payout, under the 2014 Plan, see “Compensation Discussion and Analysis – Long-Term Equity Incentives – Awards Realized Under Our 2014 Plan.”
(6)	For purposes of the table, the actual number of shares credited under the 2014 Plan has been used and the target number of shares underlying PRSUs awarded under the 2015 Plan has been used. See footnote (5) for information about our 2014 Plan. If the maximum number of PRSUs awarded under the 2015 Plan were accelerated, the aggregate market value of the shares accelerated under the 2014 Plan and 2015 Plan would be $8,238,451. Aggregate market value for PRSUs has been determined as the product of (i) $8.40, multiplied by (ii) the applicable number of shares underlying such PRSUs at December 31, 2014.
(7)	For purposes of the table, the target number of shares underlying PRSUs awarded under the 2014 Plan and 2015 Plan has been assumed. If the maximum number of PRSUs awarded under the 2014 Plan and 2015 Plan were accelerated, the aggregate market value of the shares underlying these plans would be $12,677,969. Aggregate market value for PRSUs has been determined as the product of (i) $8.40, multiplied by (ii) the applicable number of shares underlying such PRSUs at December 31, 2014.

Change of Control Severance Plan/Performance-based Restricted Stock Unit Award Agreements

Our Committee adopted the COC Plan in which Atmel’s NEOs (other than our CEO, who is entitled to change of control and severance benefits under the terms of his Employment Agreement) are eligible to participate, provided that each individual executes a participation agreement, waives his or her right to any severance provided under any other agreement or plan, and agrees to an amendment to any existing employment or other agreement pursuant to which such individual is entitled to severance benefits.

In accordance with the COC Plan, the NEOs other than Mr. Laub (each, an “Eligible Participant”) will be entitled to receive the following severance benefits, contingent on such individual signing and not revoking a separation agreement and release of claims in favor of Atmel and not soliciting any employee of Atmel for a period of twelve (12) months:

•	In the event of a termination of employment without cause or due to death or disability that does not occur within a “change of control determination period,” an Eligible Participant will be entitled to receive:

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•	A lump sum payment in cash equal to one hundred percent (100%) of the Eligible Participant’s annual base salary, as in effect at the time of termination;

•	A lump sum payment in cash equal to the Eligible Participant’s target incentive compensation for the year of termination, pro-rated to the date of termination;

•	In the case of death or disability only, one hundred percent (100%) vesting of unvested equity awards outstanding on the date of death or disability, other than performance-based RSU awards or other equity compensation awards that vest based on achievement of express performance goals, which performance goals have not, as of the date of death or disability, been achieved (except to the extent the performance plan governing, or terms of, those performance-based awards otherwise provides for, and permits, acceleration of those performance-based awards irrespective of whether all applicable performance goals have, or have not, been achieved on the date of the death or disability); and

•	Twelve (12) months Company-paid COBRA coverage.

•	In the event of a termination of employment without cause, a resignation for good reason or a termination of employment due to death or disability, in each case within a “change of control determination period,” an Eligible Participant will be entitled to receive:

•	A lump sum payment in cash equal to one hundred percent (100%) of the Eligible Participant’s annual base salary, as in effect at the time of termination;

•	A lump sum payment in cash equal to one hundred percent (100%) of the Eligible Participant’s target incentive compensation for the year of termination;

•	A lump sum payment in cash equal to the Eligible Participant’s target incentive compensation for the year of termination, pro-rated to the date of termination;

•	One hundred percent (100%) vesting acceleration of unvested equity awards outstanding on the later of the date of termination or the change of control, other than performance-based RSU awards or other equity compensation awards that vest based on achievement of express performance goals, which performance goals have not, as of the later of the date of his or her termination or change of control, been achieved (except to the extent the performance plan governing, or terms of, those performance-based awards otherwise provide for, and permit, acceleration of those performance-based awards irrespective of whether all applicable performance goals have, or have not, been achieved on the date of the termination or change of control);

•	Twelve (12) months Company-paid COBRA coverage; and

•	Transitional outplacement benefits in accordance with the policies and guidelines of Atmel, as in effect immediately prior to the change of control.

Under the COC Plan, “change of control determination period” means the time period beginning three (3) months before a change of control (as defined in the COC Plan) and ending twenty-four (24) months following a change of control.

In 2014, our Committee approved our 2015 Plan and the issuance of performance-based RSU awards under the 2015 Plan to Atmel’s executive officers. Our NEOs will be entitled to the benefits, and to the vesting, contemplated by the 2015 Plan as described above under “Compensation Discussion and Analysis – Our New 2015 Plan.”

The following table provides information concerning the estimated payments and benefits that would have been provided to the following NEOs in the circumstances described above, assuming, as applicable, a termination date of December 31, 2014.

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				Estimated Payments and Benefits(1)
						Involuntary Termination
						Other Than For Cause,
						Termination Due to
				Involuntary Termination		Death or Disability
				Other Than For Cause		or Voluntary
				or Termination Due to		Termination
				Death or Disability		for Good Reason
		Change of		Not in
		Control with		Connection		In Connection
		Continued		With a		With a
		Employment		Change of		Change of
Name	Type of Benefit	($)		Control ($)		Control ($)
Steve Skaggs	Salary	—		450,000		450,000
	Annual Variable Incentive
	Bonus	—		405,000		810,000
	COC Plan Vesting
	Acceleration(2)	266,482	(4)	3,933,241	(5)	4,008,407	(6)
	Continued Coverage of
	Employee Benefits(3)	—		18,346		18,346
	Total Benefits:	266,482	(4)	4,806,587		5,286,753
Reza Kazerounian	Salary	—		475,000		475,000
	Annual Variable Incentive
	Bonus	—		475,000		950,000
	COC Plan Vesting
	Acceleration(2)	142,750	(4)	5,292,126	(5)	5,491,004	(6)
	Continued Coverage of
	Employee Benefits(3)	—		18,346		18,346
	Total Benefits:	142,750	(4)	6,260,472		6,934,350
Rob Valiton	Salary	—		420,000		420,000
	Annual Variable Incentive
	Bonus	—		378,000		756,000
	COC Plan Vesting
	Acceleration(2)	427,115	(4)	3,568,841	(5)	3,454,903	(6)
	Continued Coverage of
	Employee Benefits(3)	—		17,489		17,489
	Total Benefits:	427,115	(4)	4,384,330		4,648,392
Scott Wornow	Salary	—		410,000		410,000
	Annual Variable Incentive
	Bonus	—		328,000		656,000
	COC Plan Vesting
	Acceleration(2)	195,418	(4)	3,298,873	(5)	3,353,997	(6)
	Continued Coverage of
	Employee Benefits(3)	—		18,346		18,346
	Total Benefits:	195,418	(4)	4,005,219		4,438,343

(1)	Payments and benefits are estimated assuming that the triggering event took place on December 31, 2014, and the price per share of Atmel’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($8.40). The payments and benefits reflected in the table assume no material payments are made for transitional outplacement services. The occurrence of a triggering event on another date, or at different stock prices, would likely produce different results.
(2)	Reflects the aggregate market value of unvested RSUs and PRSUs that would accelerate. Aggregate market value for RSUs and PRSUs has been determined as the product of (i) $8.40, multiplied by (ii) the number of shares underlying unvested RSUs and PRSUs, as applicable, at December 31, 2014.
(3)	Assumes continued coverage of health benefits at the same level as provided for 2014.
(4)	Assuming that a change of control occurred on December 31, 2014, the 2014 Plan and 2015 Plan each provide that performance-based shares credited for calendar quarters ending prior to the change of control or for which it was reasonably likely that the performance criteria (at

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threshold, target or maximum levels) would have been satisfied (assuming performance by Atmel in a manner consistent with its performance immediately prior to the occurrence of the change of control) on or prior to the last day of the calendar quarter ending immediately after the change of control occurs, based on the reasonable determination of the Committee, will vest and any other performance-based shares for quarters ending after the change of control that have not been credited will be converted to time based shares (subject to the Company’s “double trigger” termination provisions applicable in connection with a change of control). For purposes of the table, the actual number of shares credited under the 2014 Plan has been used and the target number of PRSUs awarded under our 2015 Plan has been used. The performance period under our 2014 Plan ended on December 31, 2014 and, with the exception of one of our NEOs, in early 2015 our NEOs were awarded less than the “target” level of shares granted to them under the 2014 Plan. For a discussion of the performance metrics, and the actual payout, under the 2014 Plan, see “Compensation Discussion and Analysis – Long-Term Equity Incentives – Awards Realized Under Our 2014 Plan.”

(5)	Assumes termination is due to death or disability. Under the CoC Plan, in the event of a termination that does not occur within a “change of control determination period,” unvested option grants, RSUs and performance-based shares granted under our 2014 Plan and 2015 Plan only accelerate if such termination is due to death or disability (and subject to the specific terms of any performance-based plan). For purposes of the table, the actual number of shares credited under the 2014 Plan has been used and the target number of PRSUs awarded under our 2015 Plan has been used. The performance period under our 2014 Plan ended on December 31, 2014 and, with the exception of one of our NEOs, in early 2015 our NEOs were awarded less than the “target” level of shares granted to them under the 2014 Plan. For a discussion of the performance metrics, and the actual payout, under the 2014 Plan, see “Compensation Discussion and Analysis – Long-Term Equity Incentives – Awards Realized Under Our 2014 Plan.” If the maximum number of PRSUs awarded under the 2015 Plan were accelerated, the aggregate market value of all shares accelerated would be as follows: Mr. Skaggs $4,358,063; Mr. Kazerounian $5,786,105; Mr. Valiton $4,178,084; and Mr. Wornow $3,595,259.
(6)	For purposes of the table, the target number of shares underlying PRSUs awarded under the 2014 Plan and 2015 Plan has been assumed. If the maximum number of performance-based RSUs awarded under the 2014 Plan and 2015 Plan were accelerated, the aggregate market value of all shares accelerated would be as follows: Mr. Skaggs $5,116,524; Mr. Kazerounian $6,668,239; Mr. Valiton $4,690,501; and Mr. Wornow $4,151,465. Aggregate market value for performance-based RSUs has been determined as the product of (i) $8.40, multiplied by (ii) the applicable number of shares underlying such performance-based RSUs at December 31, 2014.

Compensation of Directors

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2014. Mr. Laub and Mr. Wu, who are our employees, do not receive additional compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Charles Carinalli	77,000	181,643	258,643
Papken Der Torossian	70,000	181,643	251,643
Dr. Edward Ross	71,000	181,643	252,643
Jack L. Saltich	92,000	181,643	273,643
David Sugishita	158,500	181,643	340,143

(1)	Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards is the aggregate grant date fair value computed in accordance with FASB ASC 718, excluding any estimate of future forfeitures related to service-based vesting conditions. See footnote (1) to the “Summary Compensation Table” for a description of the assumptions used in the valuation of these awards.

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(2)	As of December 31, 2014, the aggregate number of shares underlying options and RSUs outstanding for each of our non-employee directors was as follows:

Name	Aggregate Number of Shares Underlying Options	Aggregate Number of Shares Underlying RSUs
Charles Carinalli	49,000	22,877
Papken Der Torossian	111,500	22,877
Dr. Edward Ross	64,000	22,877
Jack L. Saltich	41,500	22,877
David Sugishita	9,625	22,877

Standard Director Compensation Arrangements

Cash Compensation

During 2014, each non-employee director received a cash retainer of  $50,000, paid in installments, for service on the Board and its committees. The non-executive chairman of the Board received an additional cash retainer of  $60,000 for 2014. In addition, each non-employee director received $1,000 for each Board meeting attended, and $1,000 for each committee meeting attended for each committee on which the non-employee director served. Also, non-employee directors who served as committee chairs received an annual retainer for such service in the amount of  $17,500 for the chair of the Audit Committee, $15,000 for the chair of the Compensation Committee and $10,000 for the chair of the Corporate Governance and Nominating Committee. Non-employee directors are reimbursed for their expenses in connection with their attendance at Board and committee meetings and their out-of-pocket business expenses associated with service on the Board and its committees.

Equity Compensation

During 2014, equity compensation was issued as follows: (i) the target value for “initial” grants to a new non-employee director was set at $280,000, payable entirely in RSUs that will vest annually over 4 years from the effective date and (ii) the target value for “annual” grants to our non-employee directors was set at $180,000, payable entirely in RSUs (based on a 30-day trailing average from the date of grant), with a cliff vest after one year.

All outstanding, unvested equity awards (e.g., options and RSUs) held by non-employee members of the Board of Directors shall vest 100% upon a change of control of Atmel.

During 2011, our Board enacted mandatory equity ownership guidelines for directors. Those guidelines require each director to hold equity in Atmel equal to three (3) times the annual cash retainer received by that director; that target equity threshold will continue to roll forward to reflect any increases in the annual cash retainer paid to directors. Each of our directors currently satisfies our equity ownership guidelines.

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Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance (without giving effect to any full award conversion ratios applicable to RSUs), under Atmel’s equity compensation plans as of December 31, 2014 (share amounts in thousands).

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders	21,222(1)(2)	$4.57(3)	32,547(4)
Equity compensation plans not approved by security holders	—	—	—
Total	21,222	$4.57	32,547

(1)	Includes options to purchase shares outstanding under the 2005 Stock Plan. Excluded from the table are 0.4 million shares subject to equity awards that we assumed in December 2012 and 0.1 million shares subject to equity awards that we assumed in July 2014, in each case in connection with acquisitions that we completed. We do not plan to issue additional equity under those assumed plans.
(2)	Includes 18,163 RSUs granted under our 2005 Stock Plan that had not vested as of such date.
(3)	This weighted-average exercise price does not include outstanding RSUs.
(4)	Consists of 13,611 shares available for future issuance under our 2005 Stock Plan (for options, RSUs and performance-based RSUs) and 18,936 shares available for future issuance under our 2010 Employee Stock Purchase Plan. Pursuant to our 2005 Stock Plan, each share subject to restricted stock, RSUs (including performance shares) and stock purchase rights granted prior to May 18, 2011 is counted as one-and-78/100 (1.78) shares against the shares available for grant under the 2005 Stock Plan, each share subject to restricted stock, RSUs (including performance shares) and stock purchase rights granted on or after May 18, 2011 but prior to May 9, 2013 is counted as one-and-61/100 (1.61) shares against the shares available for grant under the 2005 Stock Plan, and each share subject to restricted stock, RSUs (including performance shares) and stock purchase rights granted on or after May 9, 2013 is counted as one-and-57/100 (1.57) shares against the shares available for grant under the 2005 Stock Plan.

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SECURITY OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 6, 2015 by (i) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors, nominees for director and executive officers as a group. The information on beneficial ownership in the table and the footnotes hereto is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Except as otherwise indicated (or except as contained in a referenced filing), each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable, and can be reached by contacting our principal executive offices.

Beneficial Owner(1)	Common Stock Beneficially Owned(2)	Approximate Percent Beneficially Owned(2)
Janus Capital Management LLC(3)	45,151,934	10.82%
T. Rowe Price Associates, Inc.(4)	38,052,283	9.12%
BlackRock, Inc.(5)	25,534,165	6.12%
Vanguard Group, Inc.(6)	24,883,587	5.97%
Ruffler LLP(7)	22,813,373	5.47%
Steven Laub(8)	3,422,568	*
Steve Skaggs(9)	404,670	*
Reza Kazerounian(10)	205,456	*
Rob Valiton(11)	347,200	*
Scott Wornow(12)	221,123	*
David Sugishita(13)	96,690	*
Charles Carinalli(14)	179,066	*
Dr. Edward Ross(15)	179,066	*
Papken Der Torossian(16)	279,766	*
Jack L. Saltich(17)	157,240	*
Tsung-Ching Wu(18)	9,219,413	2.21%
All current directors and executive officers as a group (12 persons)(19)	14,737,990	3.52%

*	Less than one percent of the outstanding common stock
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Atmel Corporation, 1600 Technology Drive, San Jose, CA 95110.
(2)	Based on 417,135,675 shares outstanding on March 6, 2015. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Atmel’s common stock subject to options and RSUs held by that person that will be exercisable/vested within 60 days after March 6, 2015, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Based on a Schedule 13G, Amendment No. 6 filed with the SEC on February 18, 2015, Janus Capital Management LLC (“Janus”) reported having sole voting and dispositive power over 45,151,934 shares. The address of Janus is 151 Detroit Street, Denver, Colorado 80206.
(4)	Based on a Schedule 13G, Amendment No. 5 filed with the SEC on February 13, 2015, T. Rowe Price Associates, Inc. (“Price Associates”) reporting having sole voting power over 11,214,110 shares and sole dispositive power over 38,052,283 shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which Price Associates serves as investment

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advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based on a Schedule 13G, Amendment No. 2 filed with the SEC on February 9, 2015, BlackRock, Inc. (“BlackRock”) reported having sole voting power over 24,359,633 shares and sole dispositive power over 25,534,165 shares. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.
(6)	Based on a Schedule 13G, Amendment No. 1 filed with the SEC on February 10, 2015, Vanguard Group, Inc. (“Vanguard”) reported having sole voting power over 281,873 shares, sole dispositive power over 24,636,914 shares and shared dispositive power over 246,673 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	Based on a Schedule 13G filed with the SEC on February 10, 2015, Ruffler LLP (“Ruffler”) reported having sole voting and dispositive power over 22,813,373 shares. The address of Ruffler is 80 Victoria Street, London, SW1E 5JL, United Kingdom.
(8)	Includes 3,422,568 shares owned directly. No shares are issuable under stock options exercisable within 60 days after March 6, 2015.
(9)	Includes 344,670 shares owned directly. Also includes 60,000 shares issuable under stock options exercisable within 60 days after March 6, 2015.
(10)	Includes 205,456 shares owned directly. No shares are issuable under stock options exercisable within 60 days after March 6, 2015.
(11)	Includes 287,201 shares owned directly. Also includes 59,999 shares issuable under stock options exercisable within 60 days after March 6, 2015.
(12)	Includes 221,123 shares owned directly. No shares are issuable under stock options exercisable within 60 days after March 6, 2015.
(13)	Includes 87,065 shares owned directly. Also includes 9,625 shares issuable under stock options exercisable within 60 days after March 6, 2015.
(14)	Includes 70,899 share owned directly, and 59,167 shares held in trust, of which Mr. Carinalli and his wife are the trustees. Also includes 49,000 shares issuable under stock options exercisable within 60 days after March 6, 2015.
(15)	Includes 115,066 shares owned directly. Also includes 64,000 shares issuable under stock options exercisable within 60 days after March 6, 2015.
(16)	Includes 83,065 shares owned directly, 79,201 shares held in trust, of which Mr. Der Torossian is the trustee, and 6,000 shares held by Mr. Der Torossian’s IRA. Also includes 111,500 shares issuable under stock options exercisable within 60 days after March 6, 2015.
(17)	Includes 103,740 shares owned directly, and 12,000 shares held in trust, of which Mr. Saltich and his wife are the trustees. Also includes 41,500 shares issuable under stock options exercisable within 60 days after March 6, 2015.
(18)	Includes 1,737,142 shares owned directly, 6,644,902 shares held in trust, of which Mr. Wu and his wife are the trustees, and 257,170 shares held in trust for Mr. Wu’s children, of which Mr. Wu and his wife are the trustees. Also includes 580,199 shares issuable under stock options exercisable within 60 days after March 6, 2015.
(19)	Includes 975,823 shares issuable to current directors and executive officers under stock options exercisable within 60 days after March 6, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with the charter for the Audit Committee, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The related party transactions that our Audit Committee reviewed since the beginning of fiscal 2014 were neither reportable nor significant.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, we believe that, during the year ended December 31, 2014, all Section 16(a) reports were filed on a timely basis.

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REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Atmel specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility for general oversight of the integrity of Atmel’s financial statements, Atmel’s compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and Atmel’s internal accounting and financial controls. This purpose is more fully described in the charter of the Audit Committee, which can be accessed on our website at http://ir.atmel.com/governance.cfm.

Our Audit Committee has (1) reviewed and discussed the audited financial statements with management and with KPMG LLP, our independent registered public accounting firm, (2) discussed with management and with KPMG LLP the evaluation of Atmel’s internal controls and the audit of the effectiveness of Atmel’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, (3) discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 16, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board, and (4) received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to in this report, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 and filed with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

David Sugishita (Chairman)
Charles Carinalli
Jack L. Saltich

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

THE BOARD OF DIRECTORS

Dated: April 3, 2015

San Jose, California

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ATMEL CORPORATION1600 TECHNOLOGY DRIVESAN JOSE, CA 95110ATTN: LEGAL DEPARTMENT VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.xTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYThe Board of Directors recommends you vote FORthe following:1. Election of Directors01. Steven Laub02. Tsung-Ching Wu03. David Sugishita04. Papken Der Torossian05. Jack L. Saltich06. Charles Carinalli07. Dr. Edward RossFor Against Abstain0 0 00 0 00 0 00 0 00 0 00 0 00 0 03. To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.For Against Abstain0 0 0The Board of Directors recommends you vote FORproposals 2 and 3: For Against Abstain2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.0 0 0Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com .ATMEL CORPORATION Annual Meeting of Stockholders May 21, 2015 2:00 PMThis proxy is solicited by the Board of DirectorsThe undersigned stockholder of ATMEL CORPORATION, a Delaware corporation, hereby appoints Steven Laub and Scott Wornow, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of ATMEL CORPORATION to be held on May 21, 2015 at 2:00 p.m., local time, at Atmel Corporation, 1600 Technology Drive, San Jose, California 95110 and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then andthere personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED FOR EACH OF THE PERSONS LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS SAID PROXIES DEEM ADVISABLE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE